Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

By and Among

PHIBRO ANIMAL HEALTH CORPORATION, as Purchaser

OSPREY BIOTECHNICS, INC. as Company

and together with

LAUREN DANIELSON and VINCENT SCUILLA

as Selling Parties

August 1, 2019

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as the same shall be amended, modified or supplemented, this “Agreement”) dated as of August 2, 2019 (the “Effective Date” or “the date hereof”) by and between Osprey Biotechnics, Inc., a Florida corporation (“Company”), Lauren Danielson, an individual (“Danielson”), and Vincent Scuilla (“Scuilla,” and collectively with Danielson, “Stockholders”), and Phibro Animal Health Corporation, a Delaware corporation (together with its permitted successors and assigns, “Purchaser”). Company and Stockholders are referred to herein collectively as “Selling Parties.”

W I T N E S S E T H:

WHEREAS, the parties hereto are entering into this Agreement pursuant to which Purchaser will acquire from Company, and Company shall sell to Purchaser, all of Company’s assets and business operations relating to the Business (as defined below), and Selling Parties shall provide certain representations, warranties and indemnities, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” shall have the meaning set forth in Section 2.1(b).

“ADP Agreement” shall mean that certain Client Services Agreement between ADP TotalSource, Inc. and Company dated August 9, 2011.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. When used with respect to any Person who is not a natural person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that, for purposes of this definition, both Danielson and Scuilla shall be deemed to be Affiliates of Company. In the case of a natural Person, an Affiliate will be deemed to include such Person’s spouse, children, grandchildren, or parents.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

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“Arbitrator” shall have the meaning set forth in Section 2.4(b)(iii).

“Assets” means all of the Acquired Assets and Excluded Assets of Company.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.1(a)(ii).

“Assumed Contracts” shall have the meaning set forth in Section 2.7(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.7(b).

“Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Bill of Sale” shall have the meaning set forth in Section 9.1(a)(i).

“Business” means, collectively, the businesses as now and through the Closing Date conducted worldwide by Company and/or its Affiliates relating to the registration, development, importation, manufacture, marketing, sale or distribution of Products.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Permits” shall have the meaning set forth in Section 2.1(h).

“Change of Control”, as used in Exhibit A, shall mean, with respect to Purchaser, (i) any liquidation, dissolution (other than an administrative dissolution), or winding up of the affairs of Purchaser, whether voluntary or involuntary, (ii) a consolidation, merger, or other business combination or a recapitalization or refinancing of Purchaser resulting in which the holders of the issued and outstanding voting capital stock of Purchaser immediately prior to such transactions owning or controlling less than a majority of the voting power of the continuing or surviving entity immediately following such transaction (after giving effect to the exercise or conversion of any derivative or convertible securities issued, directly or indirectly, in connection with such transaction), (iii) the sale, lease, exchange, transfer, exclusive license or other disposition (including, without limitation, by merger, consolidation, or otherwise) of all or substantially all of the assets or intellectual property of Purchaser to a person, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in a single transaction or a series of transactions, or (iv) a transaction or series of transactions pursuant to which any persons or entities acting together or which would constitute a “group” for purposes of Section 13(d)(3) or 14(d)(2) of the Exchange Act, together with any affiliates thereof (other than the shareholders of Purchaser as of the date of this Agreement and their respective affiliates), beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) or control, directly or indirectly, in excess of 50% of the total voting power of all classes of capital stock of Purchaser entitled to vote generally in the election of directors of Purchaser.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Certificate” shall have the meaning set forth in Section 2.3.

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“Closing Consideration” shall have the meaning set forth in Section 2.3(a).

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.6.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.4(b).

“Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 2.4(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company’s Liabilities” shall have the meaning set forth in Section 2.1.

“Competitive Products” means all products manufactured, processed, blended, marketed, sold, developed, imported or distributed (a) by Company and its predecessors at any time at or prior to the Closing and (b) by Purchaser or any of its Affiliates (including Company following the Closing) at any time prior to or during the Restricted Period, including, without limitation, in each case, those listed on Exhibit C.

“Confidential Material” shall have the meaning set forth in Section 5.10(b).

“Contract” means, with respect to any Person, any contract, agreement, Lease, license, sublicense, sales order, purchase order, instrument, or other commitment, arrangement or undertaking whether written or oral or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Current Liabilities” means, as of the Closing Date, all Liabilities of Company that constitute current liabilities of Company consisting of trade/ordinary course accounts payable, joint venture payables, royalties payable and accrued expenses, but excluding all employee and payroll accruals, deferred compensation, other employee-related Liabilities, Taxes, and Liabilities arising out of Related Party Transactions.

“Deemed Earn-Out Amount” means $4,840,000.

“Disclosure Schedule” shall have the meaning set forth in Article 3.

“Dispute” shall have the meaning set forth in Section 10.7(a).

“EBITDA of the Business” shall mean earnings before interest, taxes, depreciation and amortization (calculated in a manner consistent with Purchaser’s accounting policies consistently applied) of the Business for the Earn-Out Period, as calculated pursuant to Exhibit A attached hereto.

“EBITDA Review Period” shall have the meaning set forth in Section 2.5(b).

“Earliest Initiation Date” shall have the meaning set forth in Section 10.7(c).

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“Earn-Out Amount” shall mean the EBITDA of the Business multiplied by one hundred ten percent (110%); provided; however, that such Earn-Out Amount shall be no less than the Deemed Earn-Out. By way of example, in the event the EBITDA of the Business is $4,400,000, then the Earn-Out Amount would be $4,840,000.

“Earn-Out Arbitrator” shall have the meaning set forth in Section 2.5(c).

“Earn-Out Objection” shall have the meaning set forth in Section 2.5.

“Earn-Out Period” means the period commencing on July 1, 2020 and ending June 30 2021.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Effective Time” means the time at which Closing is consummated.

“Employment Agreements” shall have the meaning set forth in Section 9.1(a)(vii).

“Encumbrance” means any lien, charge, claim, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, or right of first refusal, or any other encumbrance. For purposes hereof, an “Encumbrance” shall not include any nonexclusive license of Intellectual Property rights to customers in the ordinary course of business.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“Environmental Liabilities” means any Liabilities under Environmental Laws or any Proceedings based upon, arising out of, with respect to or by reason of any environmental related matters, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or arising out of any actions or omissions of the Selling Parties or any of their respective predecessor or successors at any time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Company for purposes of Code § 414(b), (c), (m), (n), or (o).

“Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” shall have the meaning set forth in the definition of Change of Control.

“Excluded Assets” shall have the meaning set forth in Section 2.1.

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“Facilities” means the administrative and manufacturing facilities located on the Real Property described in Section 2.1(a) and the Off-Site Warehouse.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Fraud” shall mean a material misrepresentation, material misstatement, or material omission knowingly and intentionally made by a Selling Party.

“Fundamental Representations and Obligations” shall have the meaning set forth in Section 10.1(a).

“Funded Indebtedness” shall have the meaning set forth in Section 2.2(a).

“General Representations” shall have the meaning set forth in Section 10.1(a).

“Governmental Body” shall mean any (a) national, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, or other government; or (c) governmental or quasi-governmental authority of any nature (including the Federal Drug Administration, the Environmental Protection Agency, any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Hazardous Materials” shall have the meaning set forth in Section 3.20.

“Income Statement” shall have the meaning set forth in Section 3.4(a).

“Indebtedness” means any debt for borrowed money owed by Company.

“Indemnified Party” shall have the meaning set forth in Section 10.4.

“Indemnified Taxes” means (a) any Taxes of or relating to Company for or attributable to the Pre-Closing Tax Period, (b) any Taxes for which Company is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of foreign, state or local Law) by reason of Company having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date, or as transferee or successor, or (c) any Taxes resulting from any breach of or inaccuracy of any representation or warranty contained in Section 3.5.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.

“Initial Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property” means any and all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all of the following: patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights; all registrations and applications therefore, both registered and unregistered, foreign and domestic; trade secrets or processes; and confidential and proprietary information.

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“Interim Balance Sheet” shall have the meaning set forth in Section 3.4(b).

“Interim Financial Statement” shall have the meaning set forth in Section 3.4(b).

“Interim Income Statements” shall have the meaning set forth in Section 3.4(b).

“Inventory” shall have the meaning set forth in Section 2.1(c).

“IP Assignment Agreement” shall have the meaning set forth in Section 9.1(a)(viii).

“JAMS” shall have the meaning set forth in Section 10.7(b).

“Key Contracts” shall have the meaning set forth in Section 3.11(a).

“Key Customers” shall have the meaning set forth in Section 3.15(a).

“Key Vendors” shall have the meaning set forth in Section 3.15(b).

“Knowledge” means, with respect to any Person as to any fact, circumstance, event, or other matter in question, the actual knowledge of such Person of such fact, circumstance, event, or other matters and, when referring to the “knowledge” of Company or any similar phrase or qualification based on knowledge of Company, the actual knowledge after due inquiry of either Stockholder or any of Dr. Chris Reuter, Tim Cahoon or Glenda Howard.

“Laws” shall have the meaning set forth in Section 3.10.

“Lease” shall mean the lease for the Real Property to Company described on Schedule 2.1(a).

“Liability” means, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Listed Employees” shall have the meaning set forth in Section 5.9(c).

“Losses” shall have the meaning set forth in Section 10.2.

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“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has a materially adverse effect on the Business or the Acquired Assets, or on the condition (financial or otherwise), results of operation or prospects of Company; provided that no result, occurrence, fact, change, event or effect if arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) general political, economic, financial, capital market, credit market, financial market or industry-wide conditions, (ii) regulatory changes, changes in Law or the interpretation thereof, changes in accounting standards or the interpretation thereof, (iii) natural or international disasters, calamities, emergencies or acts of war (whether or not declared), sabotage or terrorism, any national or international calamity of crisis or an escalation or worsening of any of the foregoing, (iv) the entry into, announcement, pendency or performance of this Agreement and the transactions contemplated hereby (including any action taken or omitted to be taken by Selling Parties at the written request or with the prior written consent of Purchaser), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributers, partners or employees thereto, (v) the fact that Purchaser or any Affiliate of Purchaser will be the owner of the Business after Closing, including the impact that this may have on the ability of the Company to maintain relationships, contractual or otherwise, with customers, suppliers, distributers, partners or employees thereto, (vi) any failure by Company or the Business to meet internal or public projections or forecasts (provided, however, that any underlying result, occurrence, fact, change, event or effect that caused such failure to meet projections or forecasts shall not be excluded by virtue of this clause (vi) so long as such result, occurrence, fact, change, event or effect is not covered by another exception to this definition), and (vii) any breach by Purchaser of this Agreement; provided, further, that any result, occurrence, fact, change, event or effect referred to in the immediately preceding clauses (i), (ii) and (iii) shall be taken into account for purposes of such clauses only to the extent such result, occurrence, fact, change, event or effect does not materially and adversely affect the Company in a materially disproportionate manner relative to other companies operating in the industries in which Company competes; or (b) any result, occurrence, fact, change, event or effect that prevents or materially delays, or would be reasonably expected to prevent or materially delay, the consummation of the transactions contemplated hereby or the performance by the Selling Parties of any of their material obligations under this Agreement or any of the Transaction Documents.

“Name Change Amendment” shall have the meaning set forth in Section 5.4.

“Net Working Capital” means an amount equal to Accounts Receivable, Inventory and deposits and prepaid expenses under Assumed Contracts, less Current Liabilities, determined on a consolidated basis in accordance with the Net Working Capital Principles.

“Net Working Capital Excess” shall have the meaning set forth in Section 2.4(b)(i).

“Net Working Capital Principles” means the accounting principles, procedures and valuation and other principles set forth on Exhibit B.

“Net Working Capital Shortfall” shall have the meaning set forth in Section 2.4(b)(ii).

“Objection Notice” shall have the meaning set forth in Section 2.5(b)(iii).

“Off-Site Warehouse” means an approximately 1,300 square foot section of Company’s customer PestWest Environmental, located at 7135 16th St. East, Bldg. F, Suite 124, Sarasota, FL 34243, leased by Company on a month to month basis at the rate of $1 per foot.

“OSHA” means the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

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“Pay-Off Letters” shall have the meaning set forth in Section 2.2(a).

“Permitted Encumbrances” means Liens in respect of (a) Liabilities that constitute Assumed Liabilities, (b) Liens for Taxes not yet due and payable, (c) statutory Liens of landlords for amounts not yet due and payable, (d) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (e) Liens incurred or deposits made in the ordinary course of business in connection with, or to secure payment of, worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or (f) licenses granted by Company to Products in the ordinary course of business of the type generally as set forth on Schedule 1 hereto.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, unincorporated association, joint venture or other entity or Governmental Body.

“Plans” shall have the meaning set forth in Section 3.14.

“Proceeding” means any action, arbitration, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products” means all products manufactured, processed, blended, marketed, sold or distributed by Company within the past five (5) years, including those listed on Exhibit C.

“Product Liability” shall have the meaning set forth in Section 3.27(a).

“Purchase Price” shall have the meaning set forth in Section 2.2(b).

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitee” shall have the meaning set forth in Section 10.2.

“Real Property” shall have the meaning set forth in Section 3.21(a).

“Receiving Party” shall have the meaning set forth in Section 2.4(b)(iii).

“Recovery Costs” shall have the meaning set forth in Section 10.5(c).

“Related Acts” shall have the meaning set forth in Section 3.17(g).

“Retention Amount” shall mean the applicable aggregate retention amount under the R&W Policy.

“R&W Carrier” shall mean Ethos Specialty Insurance Services.

“R&W Policy” shall have the meaning set forth in Section 7.9.

“R&W Policy Expenses” means all mutually agreed to costs and expenses and other amounts incurred by Purchaser and Company as of the Closing Date in procuring the R&W Policy, including the premium, diligence fee, and quality of earnings report of the Company related thereto.

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“R&W Proceeding” shall have the meaning set forth in Section 10.4.

“Related Party Transactions” means all transactions, charges and expenses among or between Company and (1) any Stockholder or any of their Affiliates, and (2) any employee (other than standard employment documents all of which have been disclosed hereunder) having an aggregate value of $5,000 or more per year.

“Required Consents” shall have the meaning set forth in Section 5.3.

“Required Financing Statements” shall have the meaning set forth in Section 2.2(a).

“Restricted Party” or “Restricted Parties” shall have the meaning set forth in Section 5.10(a).

“Seller Indemnitee” shall have the meaning set forth in Section 10.3

“Sellers’ Representative” shall have the meaning set forth in Section 12.18.

“Selling Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Stockholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Target Net Working Capital” shall be Two Million Four Hundred Eighty Five Thousand Dollars ($2,485,000).

“Tax” and collectively “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, value added, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, utility, telecommunications, franchise, capital stock, net worth, production, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any governmental agency or Governmental Body responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return including, by way of example, the Internal Revenue Service.

“Tax Representations” means all representations, warranties, covenants and obligations described in Section 3.5.

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“Tax Return” means any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Taxes.

“Transaction Documents” means this Agreement, the Employment Agreements, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Transition Services Agreement, and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Transaction” means the sale and purchase of the Acquired Assets on the terms and conditions set forth in this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 9.1(a)(xvi).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

Section 2.1            Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Company shall, and Stockholders shall cause Company to, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances (other than Permitted Encumbrances) from Company for the Purchase Price, all of Company’s right, title and interest in and to all of Company’s properties and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether or not carried or reflected on the books and records of Company, and whether or not carried in the name of Company or any Affiliates of Company, that are now, or at the time of Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of the Business but specifically excluding the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets purchased hereunder shall include the following:

(a)            The Lease and the Facilities described in Schedule 2.1(a);

(b)            Any and all trade accounts receivable, notes receivable, and miscellaneous receivables from customers, including any unbilled amounts for Assumed Contracts in process (“Accounts Receivable”);

(c)            All products, supplies, and inventory, including raw materials, finished goods and work in progress, packaging and packaging materials, work-in-process and finished goods, located at or in transit to or from one of the Facilities or otherwise purchased specifically for the Business, wherever located (“Inventory”);

(d)            All tangible personal property, including all items of machinery, equipment, laboratories, laboratory equipment and supplies, systems, computer hardware and software, vehicles, furniture, and spare parts and tools, if any, including the property described in Schedule 2.1(d);

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(e)            All rights of Company related to deposits and prepaid expenses or claims for refunds (other than those relating to the Excluded Assets);

(f)            The Assumed Contracts;

(g)            All files related to the Business (other than those which are Excluded Assets) or the Products, including all accounting books, records and ledgers, employment and personnel records for all employees of the Business, information systems, all reports and records, and all other files, data, documents, records and information maintained by Company, wherever located, whether in the form of hard copies, electronic media, or otherwise;

(h)            All licenses, authorizations and permits issued by any governmental agency relating to the Business, the Products or the Assets, including the Facilities, to the extent the same may be assigned consistent with their terms including those listed on Schedule 2.1(h) (the “Business Permits”);

(i)            All intangible property rights related to the Business (including the names “Osprey” and “Osprey Biotechnics” or any derivation thereof, goodwill, and the Intellectual Property);

(j)            All rights throughout the world relating to the Products or the Business and trade secrets, customer lists and supplier lists with respect to the Business owned by Company (including (i) the procedural and operational manuals utilized by Company in the operation of the Business, (ii) all proprietary information, technical information, “know how,” inventions, discoveries, rights in research and development, designs, formulae, specifications, assays and other methodologies, techniques, technical information, manufacturing and other processes, to the extent related to a Product or the Business or to the manufacture, compounding or formulating of Products or active ingredients, whether patentable or not, in any jurisdiction, (iii) all registrations, cross-clearances and other permits of any kind and formal or informal approvals of any kind relating to the development, manufacture, advertising, marketing, packaging, promotion, distribution, use and sale of any Product, and all regulatory and files relating to the foregoing, and (iv) all advertising materials, source documents, materials, supplies and forms, in any case, whether in the form of hard copies, electronic media, computer tape or otherwise, and all other rights and documents owned by Company and all books and records, excluding Company’s financial and accounting books and records and Excluded Assets, incident to the Business); and

(k)            All rights to insurance proceeds arising from any casualty relating to the Assets, security deposits, and deposits with utilities and governmental agencies attributable to the Business.

Notwithstanding the foregoing or the provisions of Section 2.2 or 2.3, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets, the Business, or the Company including any Indebtedness and any Environmental Liabilities (“Company’s Liabilities”) unless Purchaser expressly assumes that Liability pursuant to Section 2.7. Further, the Acquired Assets purchased hereunder shall not include (i) cash and cash equivalents, (ii) Contracts that are not Assumed Contracts, (iii) the corporate seal, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization or governance of the Company or otherwise relating to the Transaction, (iv) the rights which accrue or will accrue to the Selling Parties under the Transaction Documents, and (v)  any of the assets or properties which are set forth in Schedule 2.1(k) attached hereto and which are excluded from the Acquired Assets (clauses (1) through (v) in this sentence, collectively, the “Excluded Assets”), and such Excluded Assets shall remain the property of Company or a Stockholder, as applicable, after Closing.

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Section 2.2            Purchase Price. As consideration for the purchase of the Assets, Purchaser shall pay, by wire transfer of immediately available funds:

(a)            on behalf of Company to satisfy all the outstanding Indebtedness of Company as of Closing, all of which shall be set forth in the pay-off letters (the “Pay-Off Letters”) to be provided to Purchaser prior to the Closing (“Funded Indebtedness”), to the applicable lenders identified in the Pay-Off Letters, and in accordance with the Pay-Off Letters which shall also indicate that such lenders (i) have agreed to release all of their Encumbrances concurrently with the repayment of the obligations giving rise thereto, and (ii) will prepare and file, or allow Purchaser to file, any Uniform Commercial Code termination statements or similar filings as are reasonably necessary to terminate and release, as of record, the financing statements or other recordings previously filed by such lenders with respect to the Encumbrances (“Required Financing Statements”);

(b)            to Company, an aggregate of Fifty-Five Million Dollars ($55,000,000) less (i) fifty percent (50%) of the R&W Policy Expenses, and (ii) the Funded Indebtedness as adjusted pursuant to Section 2.4 below (such amount together with the Funded Indebtedness, the “Initial Purchase Price”), and as subject to adjustment pursuant to Section 2.4 below together with the Earn-Out Amount payable in accordance with the provisions of Section 2.5 below (collectively, the “Purchase Price”); and

(c)            to Company, any Earn-Out Amount payable in accordance with the provisions of Section 2.5 below.

Section 2.3            Closing Consideration. For purposes of this Agreement, “Closing Consideration” means an amount equal to: (i) the Initial Purchase Price; plus or minus (ii) the Estimated Net Working Capital Adjustment described in Section 2.4. At the Closing, Company shall deliver to Purchaser a closing certificate (the “Closing Certificate”), which certificate shall set forth Company’s good faith calculation of the Funded Indebtedness and the amount of the Estimated Net Working Capital Adjustment pursuant to Section 2.4 below. A draft of the Closing Certificate shall be provided to Purchaser prior to Closing and the final form shall be subject to Purchaser’s approval at Closing.

Section 2.4            Net Working Capital Adjustment.

(a)            Estimated Closing Date Net Working Capital. Company shall prepare and deliver to Purchaser at the Closing a good faith estimate of Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), determined in accordance with the Net Working Capital Principles as if it were the actual Closing Date Net Working Capital, but based upon Company’s review of financial information then available and inquiries of personnel responsible for the preparation of the financial information relating to Company in the ordinary course of business. The Estimated Closing Date Net Working Capital calculation shall be subject to the approval of Purchaser, which cannot be unreasonably withheld. At the Closing, the amount by which Estimated Closing Date Net Working Capital is less than or more than Target Net Working Capital (the “Estimated Net Working Capital Adjustment”) will be reduced or increased dollar-for-dollar from the Initial Purchase Price in determining the Closing Consideration as set forth in Section 2.3(a) above.

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(b)            Post-Closing Net Working Capital Statement; Settlement. No later than ninety (90) days following the Closing Date, Purchaser will prepare in good faith and deliver to Selling Parties a statement (the “Closing Date Net Working Capital Statement”) showing, in reasonable detail, a calculation of Net Working Capital as of the Closing Date. The Closing Date Net Working Capital Statement shall be prepared in accordance with the Net Working Capital Principles. The Net Working Capital as of the Closing Date, determined in accordance with this Section 2.4(b), is referred to herein as “Closing Date Net Working Capital.” In the event Purchaser does not deliver a Closing Date Net Working Capital Statement to Selling Parties within ninety (90) days following the Closing Date, then the Estimated Closing Date Net Working Capital shall be deemed to be Closing Date Net Working Capital and shall be conclusive, final and binding on the parties.

(i)            If Closing Date Net Working Capital is greater than Estimated Closing Date Net Working Capital (such excess, the “Net Working Capital Excess”), then promptly, but in any event within thirty (30) days after the final determination of Closing Date Net Working Capital pursuant to Section 2.4(b)(i), Purchaser shall pay (or cause to be paid) to Company in cash by wire transfer of immediately available funds an aggregate amount equal to the Net Working Capital Excess.

(ii)            If Closing Date Net Working Capital is less than Estimated Closing Date Net Working Capital (such shortfall, the “Net Working Capital Shortfall”), then Company shall pay to Purchaser in cash by wire transfer the Net Working Capital Shortfall promptly, but in any event within thirty (30) days after the final determination of Closing Date Net Working Capital pursuant to Section 2.4(b)(ii).

(iii)            In the event Selling Parties object to the calculation of Closing Date Net Working Capital provided by Purchaser, Selling Parties will give written notice (an “Objection Notice”) to the Purchaser of any objections that Selling Parties has to the Closing Date Net Working Capital Statement within thirty (30) days after receipt. Such notice will set forth a reasonable basis for such objections. If Selling Parties do not deliver an Objection Notice within such thirty (30) day period, then the Closing Date Statement shall be deemed to be conclusive, final and binding on the parties. Selling Parties and Purchaser will endeavor in good faith to resolve any objections as soon as practicable (and within thirty (30) days) after the receipt of the Objection Notice. If such objections or disputes have not been resolved at the end of such additional thirty (30) day period, the disputed portion of the items contained in the Closing Date Net Working Capital Statement will be determined within the following thirty (30) days by an accounting firm that the parties shall appoint by mutual agreement (the “Arbitrator”), which shall be the exclusive means for resolution of such dispute. Each party will provide the Arbitrator with the work papers generated in connection with its review of the Closing Date Net Working Capital Statement. Upon the mutual agreement of the parties, or the decision of the Arbitrator, the Closing Date Net Working Capital Statement, as adjusted for matters agreed to by the parties or as determined by the Arbitrator, shall be final, conclusive and binding on the parties. Company, on one hand, and Purchaser on the other, will bear equally the fees and expenses of the Arbitrator incurred in connection with such determination.

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Section 2.5            Earn-Out.

(a)            On or before the 60th day following the conclusion of Earn-Out Period, Purchaser shall prepare and deliver to Selling Parties, Purchaser’s good faith determination of the EBITDA of the Business for the Earn-Out Period (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of the EBITDA of the Business for the Earn-Out Period and the Earn Out Amount.  In addition, during the Earn-Out Period, Purchaser shall prepare and deliver to Selling Parties quarterly statements of the EBITDA of the Business setting forth in reasonable detail the current EBITDA of the Business. Purchaser shall maintain financial records with respect to the Business, separate from those records of Purchaser’s other businesses.1 Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation to maximize, or to attempt to maximize, the EBITDA of the Business; provided, however, that Purchaser shall not take any action in bad faith for the purpose of minimizing the EBITDA of the Business during the Earn-Out Period.

(b)            Selling Parties shall have 30 days after receipt of the Earn-Out Calculation Statement (the “EBITDA Review Period”) to review the Earn-Out Calculation Statement. During the EBITDA Review Period, the Selling Parties and their accountants shall have the right to inspect Purchaser’s books and records in respect of the Acquired Assets and Business during normal business hours at Purchaser’s principal executive offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the EBITDA of the Business. If Selling Parties reasonably in good faith object to the calculation of the EBITDA of the Business and/or the Earn-Out Amount, then prior to 5 Business Days after the expiration of the EBITDA Review Period, Selling Parties may object to Purchaser’s determination set forth in the Earn-Out Calculation Statement, by delivering a written notice of objection (an “Earn-Out Objection”) to Purchaser. If Selling Parties fail to deliver an Earn-Out Objection to Purchaser prior to 5 Business Days after the expiration of such EBITDA Review Period, then the determination of the EBITDA of the Business and the Earn-Out Amount set forth in the Earn-Out Calculation Statement will be final and binding on the parties hereto.

(c)            If Selling Parties timely deliver an Earn-Out Objection, Purchaser and Selling Parties shall negotiate in good faith to agree upon the EBITDA of the Business and the Earn-Out Amount for the Earn-Out Period. If Purchaser and Selling Parties are unable to reach agreement on one or more items related to the calculation of the EBITDA of the Business within 30 days after an Earn-Out Objection has been given, the unresolved disputed items shall be promptly referred to an arbitrator selected in the manner set forth in Section 2.4 (the “Earn-Out Arbitrator”), and which shall be the exclusive means for resolution of such dispute. The Earn-Out Arbitrator shall be directed to render a written report as to the unresolved disputed matters in question as promptly as practicable, but in no event later than 30 days after such submission to the Earn-Out Arbitrator. The Earn-Out Arbitrator shall be instructed to limit its determination solely to the unresolved disputed items (as well as any other items upon which the disputed items may have an impact) in connection with calculation of the EBITDA of the Business as reflected on the Earn-Out Calculation Statement. Purchaser and Selling Parties shall each promptly furnish to the Earn-Out Arbitrator such work papers, schedules and other documents and information as the Earn-Out Arbitrator may reasonably request. The Earn-Out Arbitrator may submit written questions to Purchaser and Selling Parties, each of whom shall promptly respond in writing to questions directed to such party. Each of Purchaser and Selling Parties shall be entitled to submit a written position statement concerning the matters in question. The Earn-Out Arbitrator shall resolve the matters in question based solely on the terms in this Agreement, answers to questions posed by the Earn-Out Arbitrator and the submissions made by Purchaser and Selling Parties to the Earn-Out Arbitrator. The Earn-Out Arbitrator shall be jointly engaged by Purchaser and Selling Parties, and all fees, costs and expenses of the Earn-Out Arbitrator shall be paid one-half by Selling Parties and one-half by Purchaser. The determination by the Earn-Out Arbitrator pursuant to the foregoing shall be final, binding upon and non-appealable by the parties.

1            The Borrower will be accounted for as if a stand-alone company post-Closing. See Exhibit A attached hereto.

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(d)            If an Earn-Out Objection was not issued, the Earn-Out Amount, if any, shall be paid by Purchaser to Company in accordance with the terms of this Section 2.5 no later than 10 business days following the expiration of the EBITDA Review Period. If an Earn-Out Objection is issued and it is subsequently determined under clause (c) of this Section 2.5 that the Earn-Out Amount has been earned, then the Earn-Out Amount shall be paid by Purchaser to Company in accordance with the terms of this Section 2.5 no later than 30 days following date upon which the determination of the EBITDA of the Business becomes final and binding upon the parties as provided in this Section 2.5.

(e)            The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable (provided, however, that the proceeds therefrom may be assigned by the Selling Parties), except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser, and (ii) no interest is payable with respect to any Earn-Out Amount.

(f)            The parties intend that Earn-Out Amount required to be paid to Company pursuant to this Section 2.5 shall be treated as deferred Purchase Price which is contingent as to the amounts for purposes of Section 453 of the Code and subject to the applicable imputed interest rules of Sections 483 and 1274 of the Code, and such amounts shall be reported consistent with the forgoing unless otherwise required by applicable Law.

Section 2.6            The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”), or in such other manner as the Parties agree in writing. Solely for the purposes of the calculation of all Closing amounts to be made hereunder, the Closing shall be deemed to occur and such calculations shall be made as of, 12:01 a.m. Eastern Standard Time on the Closing Date.

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Section 2.7            Assumed Contracts and Liabilities.

(a)            Schedule 2.7 sets forth the Contracts relating to the Business which Company will assign to Purchaser at the Closing and Purchaser will assume at Closing (the “Assumed Contracts”). Company shall have the right to terminate all Contracts not assumed by Purchaser at Closing.

(b)            Purchaser shall assume and agree to pay, perform and discharge the Liabilities of Company which accrue after the Effective Time with respect to the following (collectively, the “Assumed Liabilities”): (i) all obligations of Company under the Assumed Contracts that (A) arise after the Effective Time, (B) do not arise from any breach by Company of any such Assumed Contract, (C) are not required to be performed on or prior to the Effective Time, and (D) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of such Assigned Contract, but only to the extent the contracting party under an Assumed Contract elects to treat such event, circumstance or condition as a breach of such Assigned Contract; (ii) the Current Liabilities; and (iii) Liabilities for Taxes relating to the Business or the Acquired Assets for any taxable period beginning after the Effective Time; provided, however, that after the Closing, Company shall cooperate fully with Purchaser in its efforts to defend against and otherwise mitigate the extent of any such Liabilities, including taking any actions, executing any and all such documents, at Purchaser’s expense, as may be reasonably requested by Purchaser in connection therewith.

(c)            This Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of Purchaser or Company thereunder. Company and Purchaser will use their commercially reasonable efforts (but without any payment of money by Purchaser or Company) to obtain the consent of the other parties to any such Asset that Purchaser desires to become an Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Company thereunder so that Purchaser would not in fact receive all such rights, Company and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Company would enforce for the benefit of Purchaser, with Purchaser assuming Company’s obligations, and indemnifying and hold harmless Company from any Liability in connection with such action, any and all rights of Company against a third party thereto. In the case of any Contract to which the previous sentence refers, Purchaser shall, in its sole discretion, have the right to require Company to terminate such Contract but only if the terms thereof permit such termination in which case Company shall (or shall cause its subsidiaries to) terminate such Contract to the extent the terms thereof permit such termination. Company will promptly pay to Purchaser when received all monies received by Company under any Asset or any claim or right or any benefit arising thereunder, in each case pertaining to post-Closing periods, except to the extent the same represents an Excluded Asset.

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(d)            Company acknowledges and agrees that from and after the Effective Time Purchaser shall have the right to enforce all rights and remedies of Company under the Assumed Contracts, including all obligations of third parties under confidentiality and non-disclosure agreements, work-for-hire, assignment of invention, non-compete and non-solicitation, and similar agreements.

(e)            Allocation. The aggregate purchase price for the Acquired Assets and the non-competition and non-solicitation agreements described in Section 5.10, shall be allocated by Purchaser and Company, as set forth on Exhibit D attached hereto, as required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser and Company shall file Form 8594, Asset Acquisition Statement under Section 1060, with their respective income tax returns for the taxable year that includes the Closing Date. Purchaser and Company agree to satisfy any and all reporting requirements of Section 1060 of the Code and the Treasury Regulations thereunder. Purchaser and Company shall file Form 8594 in a manner consistent with the allocation of the purchase price set forth on Exhibit D. If, in subsequent taxable years, Purchaser or Company make an allocation of any increase or decrease in the purchase price for any asset, the party making such increase or decrease agrees to file a supplemental Form 8594 as required.

(f)            The parties hereby agree and acknowledge that, as of the Closing Date, any and all Contracts between Company or any of its Affiliates and Purchaser and any of its Affiliates that are in effect as of the Effective Time (other than this Agreement and the other Transaction Documents), shall be terminated and shall be of no further force and effect except for those provisions which expressly survive termination. All records and data in the possession or control of Company pertaining to the products and services provided pursuant to such Contracts shall be transferred to Purchaser at Closing as part of the Acquired Assets.

Section 2.8            Withholding. Purchaser shall be entitled to deduct and withhold from the Purchase Price and any other payment to Company under this Agreement, all Taxes that Purchaser is required to deduct and withhold under applicable Law. To the extent that amounts are so withheld by Purchaser, all such withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9            Other Taxes. Each party shall pay its own stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether federal, state, local, foreign or other, in respect of any and all transfers pursuant to the terms of this Agreement, for which it is primarily responsible by law (and, in cases where the parties are equally and jointly responsible by law, such amounts shall be borne 50% by the Selling Parties and 50% by Purchaser). All property and ad valorem taxes, leasehold rentals and other customarily pro-ratable items relating to the Acquired Assets, payable on or after the Effective Time and relating to a period of time both prior to and on or after the Effective Time will be prorated as of the Effective Time between Purchaser, on the one hand, and the Selling Parties, on the other hand. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse any overpayment within thirty (30) days after the actual amount becomes known. All costs and all real estate taxes incident to the transfer of the Lease, Facilities or any other interest in the Real Property shall be allocated in accordance with customary practices in Florida.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

Except as set forth in the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) and subject to the provisions of Section 12.12 hereof, each Selling Party hereby, jointly and severally, represents and warrants to Purchaser as of the date of this Agreement as follows:

Section 3.1            Organization and Standing. Company is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida and has all requisite power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases. Company is qualified to do business and is good standing in all jurisdictions in which such qualification is required.

Section 3.2            Authority of Selling Parties. Company and each Stockholder has the capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of this Agreement and the other Transaction Documents have been duly authorized and approved by Company’s Board of Directors and Stockholders. This Agreement and the other Transaction Documents to be executed, delivered and performed by Company, constitute or will, when executed and delivered, constitute (assuming due authorization, execution and delivery by the other parties hereto) the valid, legal and binding obligation of Company, enforceable against Company in accordance with their respective terms. Company has delivered to Purchaser copies of Company’s Articles of Incorporation, Bylaws and any other document governing the formation and governance of Company, each as amended, certified to be true, correct and complete as of the Effective Date.

Section 3.3            Ownership. Danielson and Scuilla own 100% of the outstanding shares of the capital stock of Company all of which are free and clear of all Encumbrances, and have full and complete voting control over all actions of Company.

Section 3.4            Financial Statements.

(a)            Attached hereto as Schedule 3.4(a) are true, correct and complete copies of Company’s unaudited annual (i) balance sheets as of December 31, 2017 and 2018 of Company (the “Balance Sheet”) and (ii) income statements for 2017 and 2018 fiscal years then ended of Company (the “Income Statement,” and collectively with the Balance Sheet and any accompanying notes, the “Financial Statements”), all of which were previously provided to Purchaser. The Financial Statements are complete and, except for the absence of notes, fairly present in all material respects on an unaudited basis the financial condition and results of operations, of Company as of and for the periods then ended. The Financial Statements accurately reflect all costs of any type or nature incurred by Company in the operation of the Business. The Financial Statements reflect the consistent application of accounting principles throughout the periods involved and have been prepared from and in accordance with the accounting records of Company.

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(b)            Attached hereto as Schedule 3.4(b) are true, correct and complete copies of Company’s unaudited (i) balance sheet as of May 31, 2019 (the “Interim Balance Sheet”), and (ii) income statement for the fiscal year-to-date period then ended (the “Interim Income Statement,” and collectively with the Interim Balance Sheet and any accompanying notes, the “Interim Financial Statements”). Except as disclosed in the Interim Financial Statements or on Schedule 3.4(b) to this Agreement, using the same assumptions and methodology as the Financial Statements, and except for the absence of notes and normal year-end audit adjustments, (y) the Interim Balance Sheet fairly presents in all material respects on an unaudited basis the financial position of Company on a consolidated basis as of the date thereof and (z) the Interim Income Statement is a fair representation in all material respects on an unaudited basis of the results of operations, of the Business on a consolidated basis for the period indicated. The Interim Financial Statements reflect the consistent application of accounting principles throughout the periods involved and have been prepared from and in accordance with the accounting records of Company.

Section 3.5            Taxes.

(a)            Tax Payments; Accruals; Withholding. Company has paid or, in the case of Taxes not yet due and payable, will timely pay all Taxes required to be paid by Company on or before the Closing Date. There is no Encumbrance for Taxes which has attached, or to Company’s Knowledge, will attach to Company, the Assets or the operations of the Business, other than liens for Taxes not yet due and payable. The provision for Taxes in the Financial Statements is sufficient for all accrued and unpaid Taxes as of the date thereof. To Company’s Knowledge, all Taxes which Company was obligated to withhold from amounts owing to any employee, creditor or third party as of the Effective Time have been fully withheld or collected by Company and, to the extent required, paid to the appropriate Taxing Authorities.

(b)            Tax Returns. Company filed on a timely basis all Tax Returns that were required to be filed by Company since its formation and has paid all such Taxes shown as due on such Tax Returns. No claim has ever been made in writing by a Tax Authority in a jurisdiction where Company has not filed Tax Returns indicating that Company is or may be subject to taxation by that jurisdiction. Company and its Affiliates have disclosed on all applicable Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Company has not participated in a “listed transaction” or “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulations Section 1.6011-4(b)(1) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law. Company has provided to Purchaser copies of all income Tax Returns and all other material Tax Returns filed by Company for all periods since December 31, 2014.

(c)            Deficiencies; Waivers; Audits. Except as disclosed on Schedule 3.5(c) to this Agreement, no Tax audits or administrative or judicial Tax proceedings are pending or, to Company’s Knowledge, are being conducted with respect to Company. To Company’s Knowledge, there is no dispute or claim concerning any Tax liability of Company claimed or raised by any Taxing Authority. Company has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

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(d)            Accounting Methods. Company will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any prepaid amount received on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local Tax law) or (v) election under Section 108(i) of the Code made on or before the Closing Date. Company uses the accrual method of accounting under Section 446 of the Code.

(e)            Tax Status. Company has been treated as an “S” corporation (as defined in Section 1361(a) of the Code) since August 1, 1990, and has filed all U.S. Federal income Tax Returns consistent with that status.

(f)            Tax Compliance. Schedule 3.5(f) contains a list of all jurisdictions (whether foreign or domestic) in which Company (i) is required to file any Tax Returns, or (ii) has entered into any agreement or arrangement with any Taxing Authority, including, but not limited to, a closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law), with regard to the Tax liability of Company or any of its Affiliates affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

Section 3.6            Ownership of Acquired Assets.

(a)            Company has, and at Closing will have, good and marketable title to, or a valid leasehold interest in, or license to, all of the Acquired Assets which Acquired Assets will be free and clear of all Encumbrances (other than Permitted Encumbrances) at Closing.

(b)            All of the Acquired Assets currently in use are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to materially and adversely affect the operation of the Business or the Acquired Assets in the ordinary course, and are suitable for the purposes for which they are used by Company in connection with the Business as presently conducted. The present use and location of the Acquired Assets conform with all applicable Laws. Company has not received notice of any breach or violation of any such Laws with respect to the Acquired Assets.

(c)            Except pursuant to this Agreement, Company is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Acquired Assets or any of the Business. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of any third person by virtue of applicable Laws, including bulk sales laws or otherwise which may be asserted against Purchaser or any of the Acquired Assets.

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(d)            The Acquired Assets and the Excluded Assets described in Section 2.1 constitute substantially all of the Assets used by Company to operate the Business as conducted on the Effective Date and as contemplated to be operated through the Effective Time.

(e)            In addition to the Acquired Assets, Company will convey to Purchaser at Closing (i) any right, title and interest Company may have in and to all Acquired Assets, and (ii) all of Company’s right, title and interest, if any, in and to any Intellectual Property and Confidential Material, in each case that relate to the Acquired Assets; and

(f)            Notwithstanding the above, Company at Closing shall retain all right, title and interest in and to the Excluded Assets together with any and all Liabilities relating to such Excluded Assets. Any such liabilities shall be Company’s Liabilities hereunder.

Section 3.7            Compliance with other Instruments. The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with or violate any provision of the articles of incorporation, bylaws or other corporate governance documents of Company, (b) materially violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; or (ii) any order, judgment, decree or other governmental process or proceeding to which Company is a party or by which Company is bound or the Acquired Assets or the Business are affected, (c) result in the creation of any material Encumbrance (other than a Permitted Encumbrance) upon any of the Acquired Assets, or (d) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other Governmental Body (other than the Acquired Assets set forth in Section 2.1(h) which have been issued by a governmental agency and which, in accordance with governmental laws, rules and regulations, cannot be assigned).

Section 3.8            Absence of Change. Since the Interim Balance Sheet date, Company has not taken any action, or permitted any action to be taken, or agreed, whether in writing or otherwise, to take any action, (a) outside the ordinary course of business and consistent with past practice, or (b) whether or not outside the ordinary course of business and consistent with past practice, any action that may have a Material Adverse Effect on the Acquired Assets, the Business, the continuance of the Business prior to Closing as a going concern or the ability of Company to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in Schedule 3.8, since the Interim Balance Sheet date Company has not:

(a)            sold, leased, transferred or assigned any of Assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)            entered into any contract, lease, agreement or license either involving more than $25,000 in the aggregate or outside the ordinary course of business;

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(c)            accelerated, terminated, modified or cancelled any contract, lease, agreement or license to which Company is a party or by which it is bound;

(d)            imposed or to Company’s Knowledge, suffered any Encumbrances (other than Permitted Encumbrances) upon any of its Acquired Assets, tangible or intangible;

(e)            made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 in the aggregate or outside the ordinary course of business;

(f)            made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person either involving more than $25,000 in the aggregate or outside the ordinary course of business;

(g)            cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000 in the aggregate;

(h)            issued, sold or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests;

(i)             experienced any damage, destruction or loss (whether or not covered by insurance) to its property exceeding $25,000 in the aggregate;

(j)             made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates outside the ordinary course of business;

(k)            entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(l)             granted any increase in the base compensation of any of its directors, officers or employees except in the ordinary course of business consistent with past practice;

(m)           adopted, amended, modified or terminated any Plan (or taken any such action with respect to any other employee benefit plan); or

(n)            made any other change in employment terms for any of its officers or employees, except in the ordinary course of business consistent with past practices.

Section 3.9            Litigation. There is no Proceeding pending or to Company’s Knowledge, threatened against, or affecting Company that affects or may affect the transactions contemplated herein, the Company, the Business, the Acquired Assets or the Assumed Liabilities. To Company’s Knowledge, there exists no basis or grounds for any other such Proceeding.

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Section 3.10            Compliance With Law. Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, county, municipal or other public authorities material to and necessary for the conduct of the Business and the use of the Acquired Assets. To Company’s Knowledge, all such licenses, certificates, permits, franchises and rights are listed on Schedule 2.1(h). Company is presently conducting its Business so as to comply in all material respects with all applicable federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees of any Governmental Body (collectively, “Laws”). Company (a) has not received any notice of violation or, to Company’s Knowledge, is in violation of any applicable Law relating to Company’s operations or properties, (b) is not presently charged with or, to Company’s Knowledge, under governmental investigation with respect to any actual or alleged violation of any Law or (c) is not presently the subject of any pending or, to Company’s Knowledge, any threatened adverse proceeding by any regulatory authority having jurisdiction over Company or the Acquired Assets or the Business and Company has no Knowledge of any grounds or basis for any of the foregoing matters in clause (a), (b) or (c). Neither the execution nor delivery of this Agreement and the other Transaction Documents, instruments and agreements to be entered into pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will result in the termination of any license, certificate, permit, franchise or right held by Company which is to be assigned to Purchaser as part of the Acquired Assets pursuant to this Agreement, except as to licenses issued to the Company by governmental agencies which in accordance with Laws cannot be assigned, and to Company’s Knowledge, all such assigned licenses, certificates, permits, franchises and rights will remain vested in and inure to the benefit of Purchaser after the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, each reference in this Agreement to any Laws, licenses, certificates, permits, franchises or rights of any government authority shall be deemed to include all Laws, licenses, certificates, permits, franchises or other rights relating to public health and safety, worker health and safety and pollution or the protection of the environment. For the avoidance of doubt, all warranties and representations pertaining to the foregoing laws, licenses, certificates, permits, franchises or rights of any governmental authority are qualified by Knowledge limitations.

Section 3.11            Key Contracts.

(a)            Except as listed or described on Schedule 3.11, as of the date hereof and except for this Agreement and the other Transactional Documents, Company is not a party to or bound by, nor is any Acquired Asset bound or affected by, any of the following continuing Contracts as of the Effective Date that are of a type described below (collectively, the “Key Contracts”):

(i)            any collective bargaining arrangement with any labor union;

(ii)           any Contract for capital expenditures or the acquisition or construction of fixed assets;

(iii)          any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $10,000;

(iv)          any Contract relating to the borrowing of money or the guaranty of another Person’s borrowing of money;

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(v)           any Contract granting any Person an Encumbrance (other than a Permitted Encumbrance) on all or any part of the Acquired Assets;

(vi)          any Contract relating to the purchase, sale, lease or disposal of any Acquired Assets of Company other than in the ordinary and usual course of business consistent with past custom and practice (including any contract granting to any Person a right of first refusal, first offer, or similar preferential right to purchase or acquire any of the Acquired Assets);

(vii)         any Contract under which Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any property (excluding any Intellectual Property);

(viii)        any Contract limiting, restricting or prohibiting Company from conducting the Business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of Company to engage in any line of business or to compete with any other Person or to solicit any Person for employment;

(ix)           any joint venture or partnership contract;

(x)            any employment contract with any employee;

(xi)          any management service, consulting, maintenance or any other similar contracts (including any employee lease or outsourcing arrangement);

(xii)         any license (including inbound and outbound licenses) or other agreements (including royalty agreements and maintenance agreements) relating in whole or in part to any Intellectual Property of Company;

(xiii)        any Contract (including broker, distributor, vendor, customer or maintenance agreements) or series of such contracts which involve aggregate payments of $10,000 or more or which is not cancelable without penalty within ninety (90) days after the Closing Date;

(xiv)        any Contract that provides any customer of Company or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Company or the Business, including contracts containing what are generally referred to as “most favored nation” provisions;

(xv)         any warranty agreement with any supplier to the Business with respect to products sold or indemnity agreement with any supplier to the Business under which Company is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(xvi)        any Contract that reflects a Related Party Transaction;

(xvii)       any Contract or other arrangement regarding nondisclosure or confidentiality; and

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(xviii)      any power of attorney executed by or on behalf of Company.

(b)            Company has provided to Purchaser for its review only (i) a true and complete copy of each written Material Contract; and (ii) a written summary of each Material Contract that is not in writing. Each Material Contract that is an Assumed Contract is a valid and binding obligation of Company and, to Company’s Knowledge, of each other party thereto, enforceable in accordance with its terms, in full force and effect and not subject to any claims, charges, setoffs or defenses. Company has performed all obligations required to be performed by it (and if applicable adequate provision therefor has been made and accrued on the books of Company) prior to the date hereof under any Material Contract that is an Assumed Contract, and is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

(c)            Except as set forth on Schedule 3.11(c), neither the execution and delivery of this Agreement or the other Transaction Documents to be entered into pursuant hereto by Company, nor the performance of the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, does or will (with or without the passage of time or the giving of notice, or both) (i) require the approval, consent, ratification, waiver, notice or other authorization under any of the terms, conditions or provisions of any Material Contract that is an Assumed Contract or (ii) breach, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under any Material Contract that is an Assumed Contract.

Section 3.12            Intellectual Property Matters. Schedule 3.12-1 contains a true, correct and complete list of all domestic and foreign (i) registered trademarks and service marks, applications for trademark and service mark registrations, and all unregistered trademarks and service marks, (ii) registered copyrights, applications for copyright registration, and unregistered copyrights, and (iii) patents and patent applications, in each case owned, licensed to or used by Company, and required to conduct the Business. All required filings and fees related to any of the forgoing have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and any applications, registrations, or issuances contained in the foregoing are otherwise in good standing except to the extent let lapsed in Company’s reasonable business judgment. To the extent in Company’s current possession, Company has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all of the foregoing. Company agrees to convey to Purchaser at Closing whatever interest Company and its Affiliates may have, if any, in the Intellectual Property. The Intellectual Property is and will be at Closing free and clear of any Encumbrances (other than customer agreements, non-exclusive license grants to Company products granted in the ordinary course of business, non-disclosure agreements, Permitted Encumbrances, and non-exclusive licenses of Company products and Company-owned Intellectual Property made pursuant to distributor, reseller, or sales representative Contracts set forth on Schedule 3.12-2 hereto). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser's right to use or hold for use any Intellectual Property. No additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property as a result of the consummation of the transactions contemplated hereby. Company has taken reasonable steps to maintain the Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. The conduct of the Business as currently and formerly conducted, the Products, and the Intellectual Property and Company’s use thereof, have not infringed, misappropriated or otherwise violated, and do not and will not infringe, misappropriate or otherwise violate, any patent, trademark, trade name, service mark, copyright, trade secret, or other Intellectual Property owned or claimed by any Person. Company has not received any notice of any claim of infringement or misappropriation or any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret. No present employee of Company and no other Person owns any rights or interests, direct or indirect, in whole or in part, in any Intellectual Property.

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Section 3.13            Labor Matters. Company has not been the subject of any union activity or labor dispute, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Company has no Knowledge that Company has violated any Law relating to labor or labor practices with regard to the Business, and Company is not a party to any collective bargaining agreement affecting the Business. Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company.

Section 3.14            Employee Benefit Plans and Arrangements. All employee benefit plans (as defined in ERISA) and all other profit sharing, insurance, vacation, sick leave, and other employee benefit plans or arrangements sponsored or maintained by Company, or with respect to which Company has or may have any liability (collectively, the “Plans”), are and have been at all times fully funded and, to Company’s Knowledge all Plans are and have been at all times in compliance in all material respects with all applicable provisions of ERISA and all other applicable laws.

Section 3.15            Customers and Suppliers.

(a)            Schedule 3.15(a) is a complete and correct list of the ten (10) largest (as measured by revenue) customers of Company (the “Key Customers”) for the twelve (12) month period ending on the Effective Date. Company has not received any notice, nor has any Knowledge that any Key Customer intends to cancel or otherwise modify its relationship with Company. As of the Effective Date, there are no claims, disputes or re-negotiations between Company and any of its customers, and, to Company’s Knowledge, there is no basis for any such claim, dispute or re-negotiation.

(b)            Schedule 3.15(b) is a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of Company (the “Key Vendors”) for the twelve (12) month period ending on the Effective Date and sets forth opposite the name of each Key Vendor the amount paid to such vendor during such period. Company has not received any notice, or has any Knowledge that any Key Vendor intends to cancel or otherwise modify (including price increases) its relationship with Company.

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Section 3.16            Insurance. Schedule 3.16 sets forth industry standard information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements), but excluding policies of life insurance on the life of any Stockholder to which Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof.

Section 3.17            Employment and Labor Matters.

(a)            Schedule 3.17(a) lists the following information for each current employee of Company, including each employee on leave of absence or temporary layoff status: name, job title, date of hire, date of commencement of employment, exempt/nonexempt status, details of leave of absence or layoff status and anticipated date for return to work, rate of compensation, bonus arrangement, severance arrangement, vacation, sick time, and personal leave accrued as of the date of the Balance Sheet, and service credited for purposes of vesting and eligibility to participate under any Plan. Except as disclosed on Schedule 3.17(a), all employees of Company who currently are employed by Company in the United States are employed on an at-will basis. To Company’s Knowledge, all employees who presently are or have been classified as exempt employees are and have been properly classified as exempt for purposes of all applicable laws.

(b)            Schedule 3.17(b) sets forth a true, correct and complete list of all severance and employment agreements to which Company is a party or by which Company is bound. Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount, and (ii) pursuant to agreements entered into after the date of the Balance Sheet.

(c)            Schedule 3.17(c) lists the following information for every independent contractor, consultant, or sales agent of Company during the past three (3) years: name, responsibilities, date of engagement, compensation, and date of engagement termination (if applicable). To Company’s Knowledge, all Persons who have performed services for Company as an independent contractor, consultant, or sales agent have, at all times while providing such services, been properly classified and qualified as an independent contractor in relation to Company and its Affiliates for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits, and Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(d)            To the Knowledge of Company, (a) no director, officer, or other key employee of Company intends to terminate such Person’s employment with Company, and (b) no independent contractor, consultant, or sales agent providing services to Company intends to terminate such Person’s arrangement with Company. To Company’s Knowledge, no director, officer, employee, agent, consultant, or independent contractor of Company is bound by any agreement or subject to any order that purports to limit the ability of such director, officer, employee, agent, consultant, or independent contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the Business or (ii) to assign to Company any rights to any invention, improvement, or discovery. To Company’s Knowledge, no former or current employee of Company is a party to, or is otherwise bound by, any agreement that in any way adversely affected, affects, or could affect the ability of Company to continue to conduct its business as conducted. To the Knowledge of Company, no employee of Company is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.

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(e)            Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply, individually or collectively, would not reasonably be expected to have a Material Adverse Effect on Company.

(f)            To Company’s Knowledge, all employees, agents, and contractors of Company are legally authorized to work in the United States because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States compliant with applicable law. Company has properly completed all reporting and verification requirements pursuant to law relating to immigration control for all of its employees, including where applicable the Form I-9 or similar form outside the United States. Company has retained for each current employee the Form I-9 or similar form throughout such employee’s period of employment with Company and has retained a Form I-9 or similar form for each former employee of Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. Except as set forth on Schedule 3.17(f), Company has not received any written notice from any Governmental Body that Company is in violation of any law pertaining to immigration control or that any current or former employee of Company is or was not legally authorized to be employed in the United States or other location in which he or she was engaged or is or was using an invalid social security number and there is no pending, or to Company’s Knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against Company.

(g)            Company is in compliance in all respects with the WARN Act, or any similar state or local law (“Related Acts”). In the past two (2) years, (a) Company has not effectuated a “plant closing” (as defined in the WARN Act or Related Acts) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of their businesses; (b) there has not occurred a “mass layoff” (as defined in the WARN Act or Related Acts) affecting any site of employment or facility of Company; and (c) to the Knowledge of Company, Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(h)            Except with respect to the Employment Agreements, the Transition Services Agreement, or any agreement or arrangement entered into by Company and a Listed Employee at the direction or request of Purchaser, none of the execution and delivery of this Agreement, the consummation of the transaction or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Listed Employee, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company to any Listed Employee, except that the employee stockholders will receive payment for the stock which they own in Company from the Purchase Price, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Listed Employee, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by Company to any Listed Employee.

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(i)            All current employees of Company have entered into agreements to protect the trade secrets and customer information of Company.

(j)            Company has provided Purchaser with all inspection reports issued under either OSHA or any other occupational health and safety legislation within the last year. To the Knowledge of Company, there are no outstanding inspection orders or any pending or, to the Knowledge of Company, threatened charges under OSHA or any other applicable occupational health and safety legislation. There have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. Company has complied in all material respects with any Orders issued to it under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

(k)            Except as set forth on Schedule 3.17(k), there are not pending against Company any workers’ compensation claims, and, to the Knowledge of Company, there are no facts that would give rise to such a claim or complaint. Company has not received any notice of a citation, penalty, or assessment from any agency with responsibility for worker’s compensation or occupational safety and health.

Section 3.18            Consents and Approvals. No filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority is required, including by any applicable Law, to permit any Selling Party to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 3.19            Schedules. All disclosure schedules attached hereto are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing Date (except for those schedules that are made as of or in reference to a specific date). A matter disclosed on one schedule that is applicable to another shall not be deemed to be constructively listed or disclosed on another schedule unless a specific cross-reference to such other schedule is contained therein. Notwithstanding the preceding sentence, Selling Parties’ unintentional omission of a matter that should have been cross-referenced on another schedule hereunder shall not be deemed to be a breach of any representation or warranty made by Selling Parties provided that such matter was otherwise clearly and obviously disclosed on another schedule where such matter would logically be listed.

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Section 3.20            Environmental Matters. Except as set forth on Schedule 3.20-1 hereto, to Company’s Knowledge: (i) Company is and, without exception, has been in compliance with all applicable Environmental Laws (as defined below) and all permits, licenses and approvals of Governmental Bodies under Environmental Laws required thereunder for (A) the occupation of any properties currently leased or used by Company in connection with the Business, and (B) the conduct of the Business, (ii) no spill, release, disposal, burial or placement of any hazardous or toxic substance, material or waste, pollutant or contaminant regulated under Environmental Laws (hereinafter “Hazardous Materials”) has occurred on, in, at, under or about the Facilities; provided that Selling Parties make no representation under this subsection (ii) as to the Off-Site Warehouse, and, and (iii) to the Knowledge of the Company, no other event has occurred or is pending which could result in a liability under Environmental Laws for Company. A complete list of all permits, licenses or other approvals held by Company pursuant to Environmental Laws for the operation of the owned and leased properties and the conduct of the businesses of Company, and the expiration date of each, is set forth on Schedule 3.20-2 hereto. Company has made available to Purchaser or its advisors or consultants true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of or available to Company and pertaining to the Facilities. Company does not have any underground storage tanks at any of the Facilities or to Company’s Knowledge on the Real Property. All above-ground storage tanks and their uses are listed on Schedule 3.20-3. Schedule 3.20-4 contains a list of all the property and other facilities to which Hazardous Materials have been taken during the last 5 years. As used in this Agreement, “Environmental Laws” shall mean all federal, state, local or foreign laws, rules, regulations, ordinances or other similar standards or other Laws relating to protection of the environment. For clarity, the term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

Section 3.21            Real Property.

(a)            Schedule 2.1(a) lists and describes all the Facilities and all real property, buildings and improvements thereon that are used in connection with the Business (collectively, the “Real Property”). With respect to each such parcel of the Real Property:

(i)            there are no pending or, to the Knowledge of Company, any threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property or other matters affecting materially and adversely the current use or occupancy thereof;

(ii)            to Company’s Knowledge, the buildings and, except as disclosed in Schedule 3.22(a)(ii), improvements are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Facilities are not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

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(iii)            to Company’s Knowledge, all Facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(iv)            with the exception of the Off-Site Warehouse, to Company’s Knowledge, except as disclosed in Schedule 3.22(a)(iv), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or Facilities other than the Lease;

(v)            to Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

(vi)            with the exception of the Off-Site Warehouse and except as disclosed in Schedule 3.22(a)(vi), there are no parties (other than Company) in possession of the Real Property or Facilities;

(vii)            except as disclosed in Schedule 3.22(a)(vii), all Facilities are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate and to Company’s Knowledge, in accordance with all applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

(viii)            the Facilities abut on and have direct vehicular access to a public road, or have access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to each property is provided by paved public right-of-way with adequate curb cuts available.

(b)            Other than the Lease and the oral agreement with respect to the Off-Site Warehouse, there are no leases of real property to or from Company.

(c)            The Real Property is not specially assessed for property taxes (e.g. farm, forest, or other) in a way which may result in levy of additional taxes in the future.

(d)            The Off-Site Warehouse has been used by Company solely for the purposes of storing non-hazardous packing material, and no Hazardous Materials have been stored or discharged by Company or its agents at that location.

Section 3.22            Sufficiency of Assets. The Assets constitute all of the assets, properties, contract rights and licenses that are used to operate the Business in the same manner as such operations have been conducted in the past two years and are presently conducted and are sufficient to operate the Business as a going concern in the same manner after the Closing.

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Section 3.23            Absence of Unlawful Payments. To Company’s Knowledge, (a) neither Company, (b) nor any director, officer, employee, agent or other Person authorized to act and acting on behalf of a Company: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; (ii) made any unlawful expenditures relating to political activity to government officials or others; (iii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the Foreign Corrupt Practices of 1977; or (iv) accepted or received any unlawful contributions, payments, gifts or expenditures, in each case that relate to or could affect Company, the Acquired Assets, the Business or the Purchaser

Section 3.24            .Subsidiaries. Company has no subsidiaries and has never had any subsidiaries.

Section 3.25            Undisclosed Liabilities. Except as disclosed in Schedule 3.25, Company has no Liability (and to Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability), except for (a) Liabilities set forth on the face of the Financial Statements and Interim Financial Statements to the extent and in the amounts so disclosed or reserved against, (b) Liabilities which have arisen after the date of the Interim Balance Sheets in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of the law, or individually or in the aggregate, would have a Material Adverse Effect), and (c) Liabilities that result from, arise out of, relate to, or was caused by the entry into, the announcement, pendency or performance of this Agreement and the transactions contemplated hereby (including any action taken or omitted to be taken by Selling Parties at the written request or with the prior written consent of Purchaser), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributers, partners or employees thereto, or the fact that Purchaser or any Affiliate of Purchaser will be the owner of the Business after Closing, including the impact that this may have on the ability of the Company to maintain relationships, contractual or otherwise, with customers, suppliers, distributers, partners or employees thereto.

Section 3.26            Product Warranty. Each Product manufactured, sold, leased, or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and Company has no Liability (and to Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of Company's Balance Sheets as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company. No Product manufactured, sold, leased, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale; provided, however, Products manufactured and sold are warranted to comply with the specifications for the Product.

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Section 3.27            Product Liability.

(a)            Company has no Liability (and to Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased, delivered or provided by Company (“Product Liability”).

(b)            No claims have been made against Company for Product Liability (and any amounts paid for settling such claims and/or attorney costs related thereto, whether paid by Company or its insurance carriers) for the past five (5) years.

Section 3.28            Disclosure. Company has made available to Purchaser all the information reasonably available to Company that Purchaser has requested related to the Business for deciding whether to acquire the Acquired Assets and the Assumed Liabilities. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made as they relate to that specific representation or warranty. It is understood that this representation is qualified by the fact that Company has not delivered to Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Selling Parties as follows:

Section 4.1            Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in all jurisdictions in which such qualification is required and where failure to be so qualified or in good standing would have a material adverse effect on Purchaser’s financial condition.

Section 4.2            Corporate Power and Authority. Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been approved by all requisite corporate action of Purchaser and constitute or will, when executed and delivered, constitute (assuming due authorization, execution and delivery by the other parties hereto) the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

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Section 4.3            Compliance with Other Instruments. The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) any material lease, license, agreement or instrument; or (iii) any order, judgment, decree or other arrangement, to which Purchaser is a party or by which it is bound or its assets are affected.

Section 4.4            Litigation. There is no Proceeding pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5            Consents and Approvals. To Purchaser’s knowledge, except to the extent set forth on Schedule 4.5, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any Governmental Body or Person is required, including by any applicable Law, to permit Purchaser to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 4.6            Estimates and Projections. Purchaser acknowledges and agrees that the Selling Parties are not making any representations or warranties with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information, including but not limited to a pipeline sales projection or product profitability assessment, provided or addressed to Purchaser or any of its representatives with respect to the Acquired Assets, the Business, Liabilities, or prospects, in connection with the transactions contemplated by this Agreement except as expressly set forth in Article 3 hereof.

ARTICLE 5

COVENANTS OF THE SELLING PARTIES

Section 5.1            [Intentionally Omitted]

Section 5.2            [Intentionally Omitted]

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Section 5.3            Consents and Approvals. Selling Parties shall use commercially reasonable efforts to make all filings required to be made by any of them to consummate the contemplated transactions. Company shall apply for or otherwise use commercially reasonable efforts to obtain the waiver, consent and approval including the Contract consents and all consents identified in Section 3.11, of all Persons whose waiver, consent or approval is (a) required in order to consummate the transactions contemplated by this Agreement and other Transaction Documents, or (b) required by any Asset that is intended to be an Acquired Asset, or judgment, decree, order or license to which Company is a party or subject on the Closing Date (including the consent of any customer, licensor or supplier of Company, if required), and which (i) could require the waiver, consent or approval of any Person to such transaction or (ii) without such waiver, consent or approval, such transaction could reasonably be expected constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder, except all licenses, authorizations, and permits issued by any governmental agency relating to the Business, the Products or Assets to the extent the same may be terminated consistent with their terms or governmental regulations (collectively, the “Required Consents”). If any Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Company hereunder so that Purchaser would not in fact receive all such rights with respect to any Asset that is intended to be an Acquired Asset, Company and Purchaser will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, or under which Company would enforce for the benefit of Purchaser, with Purchaser assuming Company’s obligations, and indemnify Company against any liability arising out of such actions by Company, any and all rights of Company against a third party thereto. Company will promptly pay to Purchaser when received all monies received by any Company under any such Asset that is intended to be an Acquired Asset or any claim or right or any benefit arising thereunder, and Company and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights.

Section 5.4            Use and Title to Name. Company agrees to take all actions necessary to cause Company and its Affiliates, from and after the Closing Date, (i) to cease all use of the name “Osprey,” or “Osprey Biotechnics” or any similar name and to change its name to one which is not confusingly similar to such name, and Company shall furnish to Purchaser a true, correct and complete copy, certified by the State of Florida, of a duly filed amendment to its Articles of Incorporation evidencing such name change (the “Name Change Amendment”); and (ii) to grant Purchaser physical possession of all unused printed materials bearing such name.

Section 5.5            Commercially Reasonable Efforts. Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, including causing the conditions in Article 7 to be satisfied, and use their commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 5.6            Litigation and Other Assistance.

(a)            In the event and for so long as Purchaser or Company actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceeding before a Governmental Body) in connection with (i) any transaction contemplated under this Agreement or any of the transactions contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business and its operations or the Acquired Assets, or (iii) any Assumed Liability, both Parties will, to the extent not prohibited by any privilege, cooperate with the other and its counsel in the contest or defense, make reasonably available themselves and their employees and other representatives, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense. The party requesting such cooperation shall bear the cost and expense of such cooperation.

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(b)            Without limiting the generality of Section 5.6(a), Selling Parties shall cooperate fully in the preparation, filing, amendment, perfection, prosecution, defense, enforcement of, or any other action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceeding before a governmental authority) in connection with, any right, title and interest in and to inventions and other Intellectual Property included in the Acquired Assets and all costs and expenses of such cooperation shall be paid by Purchaser.

Section 5.7            [Intentionally Omitted]

Section 5.8            Communications with Customers and Suppliers. Selling Parties and Purchaser will cooperate with each other in communication with suppliers and customers concerning the transfer of the Business and the Acquired Assets to Purchaser on the Closing Date.

Section 5.9            Company’s Employees.

(a)            At the Closing, Company and Purchaser will enter into the Transition Services Agreement. Purchaser will not assume and will have no obligation with respect to any employee bonus, incentive, deferred compensation, medical, retiree medical, retiree life, other insurance plan, employee severance, vacation or sick leave plan or policy or other employee benefit plan of Company of any kind. Purchaser will not be required to establish or adopt any employee benefit plan or policy to accommodate the Listed Employees. Company and its Affiliates shall provide notices to all employees who are not Listed Employees concerning eligibility for continuation health coverage under all applicable health plans pursuant to Internal Revenue Code 4980B to eligible employees and family members and provide such individuals with the opportunity to elect to continue their health coverages under the applicable Company or Affiliate health and cafeteria plans, but only as to those employees requiring such protections.

(b)            [Intentionally Omitted]

(c)            Prior to Closing, Company shall terminate all of its employees other than those employees listed in a schedule to the Transition Services Agreement as employees to be retained by Company after Closing (“Listed Employees”). Company shall pay for (and otherwise be responsible for) all costs and expenses relating to its employees arising or accruing for all periods prior to Closing relating to such employees, including salaries, commissions and other compensation, severance payments, accrued vacation pay, unused sick leave, bonuses that are payable for or relate to the period to and including the Closing Date, fringe benefits, pension, health and other amounts.

(d)            Company shall enter into the Employment Agreements with the Stockholders and Purchaser at Closing. Each Employment Agreement shall be assigned to, and assumed by, Purchaser no later than the end of the term of the Transition Services Agreement and upon written notice to the Company and the respective Stockholder.

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Section 5.10            Restrictive Covenants.

(a)            Non-Competition and Non-Solicitation. Each Selling Party agrees that during the period commencing on the date hereof and continuing through the date that is five (5) years after the Closing Date (or such later date as may be provided in any Transaction Document) (the “Restricted Period”), neither they nor any of their Restricted Parties (as defined below), shall, directly or indirectly (A) engage (including as a director, officer, employee, investor, lender, consultant or in any other capacity with respect to a Person that engages in whole or in part) in the registration, development, importation, manufacture, marketing, sale or distribution of any products that are, or would be if so registered, developed, imported, manufactured, marketed, sold or distributed, competitive with, or a substitute for, any of the Competitive Products, anywhere in the world (regardless of whether registered or approved in such jurisdiction) (the “Competitive Business”), (B)  acquire or hold any economic or financial interest in, act as a partner, member, shareholder, employee, consultant, agent or representative of, render any services to, or otherwise operate or hold an interest in any Person having any location, operation or presence in any country or location in which the Business, Purchaser or any of Purchaser’s Affiliates has or will operate or have a presence at any time prior to or during the Restricted Period, in each case which entity, enterprise or other Person engages in, or engages in the management or operation of any Person that engages in, any business that competes with the Competitive Business, (C) hire, including as a director, officer, employee, investor, lender, consultant or in any other capacity, any then-current employee of Company as of the Closing Date other than such employees whose employment with Purchaser has been terminated by Purchaser for reasons other than the conduct of the employee consisting of improper performance or nonperformance of the employee’s duties and responsibilities, engaging in willful misconduct including fraud or misrepresentation, conviction of a felony or misdemeanor (other than traffic violations), repetitive drunkenness or drug abuse, or violation of Company policies or the code of conduct, (D) induce or attempt to induce, any director, officer, employee, representative or agent of Purchaser or any of its Affiliates engaged in the manufacture, storage, distribution or sale of the Products to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, or (E) solicit or divert or attempt to solicit or divert any current or former customer, supplier or employee of the Business, anywhere in the world; provided, however, that it shall not be deemed to be a violation of this Section 5.10(a) for such Person or a Restricted Party of such Person to invest in securities having less than five percent (5%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system. As used herein, “Restricted Party” or “Restricted Parties” means Selling Parties or their Affiliates.

(b)            Confidentiality and Non-Disclosure. Selling Parties shall from and after the Effective Time, keep confidential, and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secret relating to the Business or the Acquired Assets (collectively, the “Confidential Material”), including, by way of example, customer lists, financial data, pricing, marketing policies or plans, Intellectual Property or other proprietary data, except with the written consent of Purchaser; provided that the term Confidential Material shall not include any of the foregoing that can be shown to have been in the public domain. Notwithstanding the foregoing, if any Selling Party is required in the course of judicial or administrative proceedings or governmental inquires to disclose any Confidential Material, the disclosing party shall give Purchaser prompt written notice thereof so that Purchaser may seek an appropriate protective order and/or waive the disclosing party’s compliance with the confidentiality provisions of this Section 5.10(b).

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(c)            Injunctive Relief and Specific Performance. Selling Parties acknowledge and agree that irreparable injury will result to Purchaser and its Affiliates in the event of a breach of any of the provisions of this Section 5.10 and that Purchaser and its Affiliates will have no adequate remedy at law with respect thereto. Accordingly, in the event of a breach of this Section 5.10, and in addition to any other legal or equitable remedy Purchaser or its Affiliates may have, Purchaser and its Affiliates shall be entitled to the entry of a temporary restraining order, preliminary injunction and a permanent injunction (including specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by such Selling Party, or any of its agents or other Persons acting on their behalf, without proof of any actual damages that have been or may be caused by such breach.

(d)            Blue Pencil. The Seller Parties acknowledges that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.11            [Intentionally Omitted]

Section 5.12            [Intentionally Omitted]

ARTICLE 6

COVENANTS OF PURCHASER

Section 6.1            Required Approvals. Purchaser shall make, or cause to be made, all filings required to be made by it to consummate the contemplated transactions. Purchaser shall cooperate with Company (a) with respect to all filings Company shall be required to make and (b) in obtaining all consents identified in Section 4.5.

Section 6.2            Commercially Reasonable Efforts. Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions, including causing the conditions in Article 8 to be satisfied, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

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Section 6.3            R&W Policy. From and after the Closing, Purchaser (a) shall provide the Sellers’ Representative with prompt written notice of any claim made against the R&W Policy and (b) shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the R&W Policy in a manner materially adverse to any Selling Party (including any amendment or modification to the limitations on subrogation against any Selling Party under the R&W Policy for any claims made by Purchaser under the R&W Insurance Policy) without the prior written consent of the Sellers’ Representative. The R&W Policy Expenses shall be borne 50% by Company and 50% by Purchaser. Purchaser shall pay all R&W Policy Expenses directly to the R&W Carrier and other Persons providing services in connection with the procurement of the R&W Policy. Company’s allocation of the R&W Policy Expenses shall be satisfied in full by virtue of the reduction in the Purchase Price set forth in Section 2.2(b)(i).

Section 6.4            No Other Representations and Warranties. In making its determination to proceed with the Transaction and in entering into this Agreement and the other Transaction Documents, Purchaser has relied solely upon the results of its independent investigation and analysis of Company and the representations and warranties of Selling Parties expressly set forth in Article 3 of this Agreement. Purchaser acknowledges and agrees that Purchaser has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by the Company, or any of its Affiliates, the Stockholders, or representatives that is not expressly set forth in Article 3 of this Agreement, whether or not such representation, warranty or statement was made in writing or orally. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 of this Agreement, (a) the Selling Parties do not make, have not made, and disclaims, any representation or warranty relating to themselves, Company, the Business, Assets, Liabilities, prospects, or in connection with the Transaction, and Purchaser is not relying on any representation or warranty except for those expressly set forth in Article 3 of this Agreement, (b) no Person has been authorized by any of the Selling Parties to make any representation or warranty relating to the Selling Parties, Company, the Business, Assets, Liabilities, prospects, or in connection with the Transaction, and, if made by any such Person, such representation or warranty may not be relied upon by Purchaser, and Purchaser acknowledges that it is not relying on such representation or warranty, as having been authorized by any of the Selling Parties, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Purchaser or any of its representatives with respect to Company, the Business, Assets, Liabilities, prospects, or in connection with the Transaction, are not and shall not be deemed to be or include representations or warranties except to the extent, if any, that any such materials or information are the subject of an express representation or warranty set forth in Article 3 of this Agreement.

Section 6.5            Employment of Company Personnel. At the Closing, Purchaser and Company will enter into the Transition Services Agreement. Purchaser agrees to carry out and assume all obligations of Purchaser under Sections 5.9(a) and 5.9(d) hereof.

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ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty, of any Seller contained in this Agreement, the other Transaction Documents or any other certificate or instrument furnished by the Selling Parties:

Section 7.1            Representations True at Closing. All of the representations and warranties made by Selling Parties in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, other than those representations and warranties expressly made as of an earlier date, in which case as of such earlier date or time.

Section 7.2            Covenants of Selling Parties. Selling Parties shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by them under this Agreement on or prior to the Closing.

Section 7.3            No Proceedings. No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business or the Assets, if such suit, action, proceeding, investigation would prevent the consummation of the transaction.

Section 7.4            Consents and Approvals. All governmental and third-party authorizations, including those set forth on Schedule 3.18, Required Consents (except as otherwise provided in Section 5.3), and other permits and approvals necessary to consummate the transactions contemplated herein shall have been obtained and shall be in full force and effect.

Section 7.5            Absence of Adverse Changes. Since the Interim Balance Sheet date, Company shall have operated the Business solely in the ordinary course of business and has not suffered any material change in its financial condition, working capital, Business, prospects, properties, Assets, Liabilities or operations which singly or in the aggregate may have a Material Adverse Effect on the Acquired Assets or the conduct of the Business.

Section 7.6            Release of Encumbrances. At Closing, the Acquired Assets shall not be subject to any Encumbrances (other than Permitted Encumbrances), and Purchaser may elect to apply (or at the direction of Selling Parties, shall apply) such portion of the Purchase Price toward satisfaction and discharge of any Encumbrances as is required to satisfy and discharge such Encumbrances in full.

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Section 7.7            Deliveries. Company shall have made all of the deliveries to Purchaser set forth in Section 9.1(a) and all agreements required to be delivered pursuant to Section 9.1(a) shall be in full force and effect as of the Closing.

Section 7.8            Insurance Policy. Prior to Closing, Purchaser shall successfully bind an insurance policy with respect to the representations and warranties of Selling Parties in this Agreement on such terms as Purchaser and Selling Parties deem to be acceptable, provided that, such policy shall, at a minimum, cover representations and warranties made by Selling Parties in Article 3 and the Indemnified Taxes, include a policy limit of Fifteen Million Dollars ($15,000,000), remain in effect for a period of thirty-six (36) months following the Closing Date and with respect to Fundamental Representations and Obligations and Indemnified Taxes remain in effect seventy-two (72) months following the Closing Date), subject to certain customary exclusions and exceptions (the “R&W Policy”). The R&W Policy Expenses shall be paid equally by Purchaser and Company. Selling Parties shall use commercially reasonable efforts to support Purchaser in obtaining the R&W Policy and shall take, or cause to be taken, all actions reasonably requested by Purchaser to cause the R&W Policy to be issued by the applicable insurer to Purchaser as of the Closing, provided such actions are in compliance with the terms of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Company but without prejudice to any other right or remedy which Company may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder:

Section 8.1            Representations True at Closing. All of the representations and warranties made by Purchaser in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 8.2            Covenants of Purchaser. Purchaser shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by it under this Agreement on or prior to the Closing.

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Section 8.3            Deliveries. Purchaser shall have made all of the deliveries to Company set forth in Section 9.1(b) and all agreements required to be delivered pursuant to Section 9.1(b) shall be in full force and effect as of the Closing.

Section 8.4            Insurance Policy. Prior to Closing, Purchaser shall successfully bind an insurance policy with respect to the representations and warranties of Selling Parties in this Agreement on such terms as Purchaser and Selling Parties deem to be acceptable, provided that, such policy shall, at a minimum, cover representations and warranties made by Selling Parties in Article 3 and the Indemnified Taxes, include a policy limit of Fifteen Million Dollars ($15,000,000), remain in effect for a period of thirty-six (36) months following the Closing Date and with respect to Fundamental Representations and Obligations and Indemnified Taxes remain in effect seventy-two (72) months following the Closing Date), subject to certain customary exclusions and exceptions (the “R&W Policy”). The R&W Policy Expenses shall be paid equally by Purchaser and Company. Selling Parties shall use commercially reasonable efforts to support Purchaser in obtaining the R&W Policy and shall take, or cause to be taken, all actions reasonably requested by Purchaser to cause the R&W Policy to be issued by the applicable insurer to Purchaser as of the Closing, provided such actions are in compliance with the terms of this Agreement.

ARTICLE 9

CLOSING

Section 9.1            Transactions at Closing. At the Closing, each of the following transactions shall occur:

(a)            Performance by Company and the Stockholders. At the Closing, Company and/or the Stockholders, respectively, shall deliver to Purchaser the following:

(i)            Company shall deliver a bill of sale duly executed by the Company substantially in the form attached hereto as Exhibit 9.1(a)(i) (the “Bill of Sale”) for all of the Acquired Assets described in Sections 2.1 (a) through (c), (e) and (i) property duly executed by Company, and such other good and sufficient instruments of conveyance, transfer and assignment (in form and substance reasonably acceptable to Purchaser) as shall be necessary to vest Purchaser good and valid title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances);

(ii)           an assignment of all of Company’s rights, if any, in the Acquired Assets that are intangible personal property described in Sections 2.1 (d), (f), (g) and (h) duly executed by Company substantially in the form attached hereto as Exhibit  9.1(a)(ii), which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Contracts, duly executed by Company (the “Assignment and Assumption Agreement”);

(iii)          all books and records of Company relating to the Acquired Assets, excluding the Excluded Assets;

(iv)          [intentionally omitted];

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(v)           the Pay-Off letters together with any Required Financing Statements;

(vi)          (A) closing statement setting forth customary pro-rations between the parties in accordance with local customs and procedures; (B) keys and/or access codes to any of the Acquired Assets including buildings, Facilities, systems and computers; and (C) such other documents as may be requested by Purchaser to confirm and carry out the intent and purpose of this Agreement, all of the foregoing in form and substance satisfactory to Purchaser;

(vii)         letter agreements substantially in the form attached hereto as Exhibit 9.1(a)(vii), duly executed by Danielson and Scuilla, as employees, and Company, as employer (the “Employment Agreements”);

(viii)        an IP Assignment Agreement executed by Company assigning what interest, if any, it has in the IP in the form attached hereto as Exhibit 9.1(a)(viii) duly executed by Company, if applicable (the “IP Assignment Agreement”);

(ix)          physical possession of the tangible Acquired Assets wherever located;

(x)           a certificate executed by an executive officer of Company as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2, and the deliveries required to be delivered pursuant to Section 7.7 have been made on or prior to Closing;

(xi)          a certificate of the Secretary of Company (a) certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of Company, (b) certifying and attaching copies of all requisite resolutions or actions of Company's Board of Directors and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby;

(xii)         any originally executed Powers of Attorney used in connection with the execution of this Agreement and such other related documents and instruments as Purchaser may reasonably request;

(xiii)        the opinion of legal counsel to Selling Parties acceptable to Purchaser, in substantially the form attached hereto as Exhibit 9.1(a)(xiii), addressing such other matters as Purchaser shall reasonably request;

(xiv)        the Name Change Amendment;

(xv)         a termination and release agreement, in the form attached hereto as Exhibit 9.1(a)(xv), dully executed by Scuilla;

(xvi)        the transition services agreement (the “Transition Services Agreement”) in the form attached hereto as Exhibit 9.1(a)(xvi), duly executed by Company;

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(xvii)       either (a) evidence of payment in full for, or (b) a credit to the Purchaser for the balance of the unpaid purchase price of, the two 15,000 liter fermenters purchased pursuant to that certain Purchase Order 22514, dated January 22, 2019, by and between with Paul Mueller Company and the Company (in either case, such payment or credit to be factored into the determination of Net Working Capital); and

(xviii)      such other evidence of the performance of all covenants and satisfaction of all conditions required of Selling Parties by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(b)            Performance by Purchaser. At the Closing, Purchaser shall deliver the following:

(i)            cash, by wire transfer, payable to Company for an amount equal to the Closing Consideration;

(ii)           the Assignment and Assumption Agreement to Company duly executed by Purchaser;

(iii)          the Transition Services Agreement duly executed by Purchaser;

(iv)          a certificate executed by an executive officer of Purchaser as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2, and the deliveries required to be delivered pursuant to Section 8.3 have been made on or prior to Closing;

(v)           a certificate of the Secretary of Purchaser (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Purchaser, (b) certifying and attaching all requisite resolutions or actions of Purchaser’s Board of Directors and stockholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated; and

(vi)          such other evidence of the performance all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Selling Parties or their counsel may reasonably require.

ARTICLE 10

SURVIVAL AND LIMITATION OF
REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 10.1            Survival and Limitation of Representations and Warranties.

(a)            All representations, warranties, covenants and obligations made or undertaken by Selling Parties in this Agreement shall survive the Closing. All such representations, warranties, covenants and obligations described in Sections 3.1, 3.2, 3.3, 3.5, 3.6(a) and 3.7 (“Fundamental Representations and Obligations”) shall survive the Closing until 5:00 p.m. Eastern Time on the date that is six (6) years after the Closing Date and shall not merge in the performance of any obligation by any party hereto. All other representations, warranties, covenants and obligations made or undertaken by Selling Parties in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto (“General Representations”) shall survive for a period continuing until sixty (60) days after the end of the Earn-Out Period. Any examination, inspection or audit of the Acquired Assets, financial condition or other matters of Company or the Business conducted by Purchaser or on its behalf on or prior to Closing shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations and warranties made by the Selling Parties in Article 3 hereof.

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(b)            Any claims or Loss arising out of Company’s Liabilities or Fraud by Selling Parties shall not be limited by any survival time period.

Section 10.2            Indemnification of Purchaser by Selling Parties. Subject to the terms and limitation of this Article 10, Selling Parties jointly and severally agree to defend, indemnify and hold Purchaser, its Affiliates, and the respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) of Purchaser and its Affiliates harmless from and against any and all claims, demands, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), (collectively, “Losses”), excluding any punitive damages claimed by Purchaser or Purchaser Indemnitee (but not those claimed by any third-party), to the extent resulting from:

(a)            any breach of any representations and warranties made by Selling Parties in or pursuant to this Agreement or in any closing certificate delivered to Purchaser pursuant to this Agreement, or the failure of such representations and warranties to be true and correct as of the Closing Date (except for any representation and warranty of a Selling Party that is expressly made as of or in reference to a specific date) (provided, that, except for Material Adverse Effect qualifiers in Section 3.8, representations and warranties limited by materiality in Section 3.28 (and, for purposes of clarity, Fraud), for any representation or warranty, and the amount of Losses associated therewith, that is limited by materiality, Material Adverse Effect or similar terms, a misrepresentation or breach of such representation or warranty shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein);

(b)            any breach or failure by any Selling Party to carry out, perform, satisfy, discharge or otherwise fulfill any of its covenants under this Agreement;

(c)            the Company’s Liabilities, except to the extent that Purchaser has expressly assumed such Liability under the terms of this Agreement;

(d)            any Indemnified Taxes;

(e)            any claim against Purchaser for continuation of coverage benefits under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, brought by any person who was an employee of Company at any time prior to the Closing Date and not an employee of Purchaser after said date, or any qualified beneficiary of such a person;

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(f)            any failure by any Selling Party to comply with or have complied with any environmental laws, or any contamination either resulting from Company’s operation of the Business, or being present at, threatening or emanating from any property which Company has owned, leased or operated and attributable in any way to actions occurring or conditions existing prior to the Closing Date;

(g)            any liability for (i) professional errors or omissions of Company and (ii) any product liabilities with respect to Products manufactured or distributed by Company prior to Closing;

(h)            Fraud; and

(i)            the liability to provide retiree medical and life insurance benefits to the persons currently receiving such benefits from Company or any of its subsidiaries.

Except as otherwise set forth herein, in the event that any Purchaser Indemnitee is entitled to indemnification for any Losses pursuant to this Section 10.2, then Purchaser shall have the right to set off all or any portion of such Losses against any or all of the Earn-Out Amount and/or Deemed Earn-Out Amount, pursuant to Section 10.8.

Section 10.3            Indemnification of Selling Parties. Subject to the terms and limitations of this Article 10, Purchaser agrees to defend, indemnify and hold Selling Parties (each a “Seller Indemnitee”) harmless from and against all Losses suffered or incurred by a Selling Party arising from: (a) any breach of any representation, warranty or covenant of Purchaser made by Purchaser in or pursuant to this Purchase Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Purchaser hereunder as of the Closing Date (except for any representation and warranty of Purchaser that is expressly made as of or in reference to a specific date) (provided, that, for any representation or warranty that is limited by materiality, Material Adverse Effect or similar terms, a misrepresentation or breach of such representation or warranty, and the amounts of Losses associated therewith, shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein); (b) Purchaser’s failure to duly and properly perform any of the liabilities and obligations hereunder (except to the extent that Purchaser’s failure to do so is attributable to any action or inaction on the part of Selling Parties or any of their agents or Affiliates) (provided, that, for any covenant that is limited by materiality, Material Adverse Effect or similar terms, a default under such covenant or agreement, and the amount of Losses associated therewith, shall be determined as if “material,” “materiality,” “Material Adverse Effect” or similar terms were not included therein); and (c) the Assumed Liabilities.

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Section 10.4            Mechanism. The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and nature of the claim. For the avoidance of doubt, in the case of any claim for which a Purchaser Indemnitee seeks recovery under the R&W Policy, Purchaser shall provide notice to Seller’s Representative in accordance with the terms of Section 6.3. If the Indemnifying Party does not object to the claim as set forth below within thirty (30) days after receipt of the original notice from the Indemnified Party, the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of its Losses in respect of such claim subject to the terms and limitations of this Article 10. To the extent that the Indemnifying Party provides written notice of objection to the Indemnified Party within thirty (30) days denying the claim in whole or in part, the matter shall be considered a Dispute pursuant to Section 10.6. In the event of a Proceeding arising out of a third-party claim, the Indemnifying Party shall promptly after receipt of notice of commencement of any Proceeding against it give written notice to the Indemnifying Party of the Proceeding and providing the Indemnifying Party copies of all correspondence, notices, pleadings, orders, warrants and other documents received by or in the possession of the Indemnified Party pertaining to the Proceeding, and giving the Indemnifying Party the right to contest such Proceeding represented by counsel of its choice. If the Indemnifying Party does not elect to undertake the defense thereof by written notice within fifteen (15) days after receipt of the original notice from the Indemnified Party, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party, and the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of the determination made in the Proceeding or any compromise or settlement effected plus costs, expenses and reasonable attorney fees. To the extent that the Indemnifying Party undertakes the defense of the Proceeding in good faith by proceeding diligently at its expense, the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent of the determination made in such Proceeding or any compromise or settlement effected by the Indemnifying Party.

Section 10.5            Certain Limitations. The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 10.2, are subject to the following limitations:

(a)            Except in the case of Fraud, the Selling Parties shall not be liable for indemnification claims under Section 10.2(a) unless the aggregate Losses incurred by the Purchaser Indemnitees with respect to all matters for which indemnification is to be provided under Section 10.2(a) exceed $100,000 (the “Threshold”), upon which occurrence, the Selling Parties shall be jointly and severally liable under Section 10.2(a) for all Losses from the first dollar of the Loss.

(b)            Except in the case of Fraud or pursuant to Section 10.6, the Purchaser Indemnitees’ sole and aggregate recourse for Losses under Section 10.2(a) with respect to General Representations to which the Purchaser Indemnitees are entitled to indemnification shall be recovered in the following order of priority: (i) first, (x) by offset or reduction against the Deemed Earn-Out Amount, up to the Retention Amount, or (y) in the event that the amount available for offset or reduction against the Deemed Earn-Out Amount is not sufficient to fully satisfy the payment of the Retention Amount under the R&W Policy, the amount of such deficit from the Selling Parties, jointly and severally, up to the remaining Retention Amount; and (ii) finally, from the R&W Policy.

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(c)            Except as provided for in Section 10.6, the Purchaser Indemnitees’ sole and aggregate recourse for Losses under Section 10.2(a) with respect to Fundamental Representations and Obligations and Section 10.2(h) (Fraud) to which the Purchaser Indemnitees are entitled to indemnification shall be recovered in the following order of priority: (i) first, (x) by offset or reduction against the Deemed Earn-Out Amount, up to the Retention Amount, or (y) in the event that the amount available for offset or reduction against the Deemed Earn-Out Amount is not sufficient to fully satisfy the payment of the Retention Amount under the R&W Policy, the amount of such deficit from the Selling Parties jointly and severally up to the remaining Retention Amount; (ii) second, from the R&W Policy; (iii) third, by offset or reduction against the Deemed Earn-Out Amount in accordance with Section 10.8; and (iv) finally, up to the Initial Purchase Price from the Seller Parties, jointly and severally; provided, however, that in the event that the Seller Parties do not fully satisfy all indemnification obligations pursuant to this Section 10.5(c) at the time the Earn-Out Amount becomes due and payable, then the Purchaser Indemnitees shall have the right to offset all or any amount of such deficiency by reducing the Earn-Out Amount payable to the Sellers Parties by such amount.

(d)            Except as provided for in Section 10.6, the Purchase Indemnitees sole and aggregate recourse for under any provision of Section 10.2 other than Section 10.2(a) and 10.2(h) (Fraud) shall be recovered in the following order of priority: (i) first, (x) by offset or reduction against the Deemed Earn-Out Amount, up to the Retention Amount, or (y) in the event that the amount available for offset or reduction against the Deemed Earn-Out Amount is not sufficient to fully satisfy the payment of the Retention Amount under the R&W Policy, the amount of such deficit from the Selling Parties jointly and severally up to the remaining Retention Amount; (ii) second, from the R&W Policy; (iii) third, by offset or reduction against the Deemed Earn-Out Amount in accordance with Section 10.8; and (iv) finally, up to the Initial Purchase Price from the Seller Parties, jointly and severally; provided, however, that in the event that the Seller Parties do not fully satisfy all indemnification obligations pursuant to this Section 10.5(d) at the time the Earn-Out Amount becomes due and payable, then the Purchaser Indemnitees shall have the right to offset all or any amount of such deficiency by reducing the Earn-Out Amount payable to the Sellers Parties by such amount.

(e)            The limitations on recourse in Sections 10.5(b), 10.5(c) and 10.5(d) shall apply regardless of whether or not: (i) Purchaser maintains the R&W Policy in effect; (ii) in the case of General Representations, the entirety of such Losses is covered by the R&W Policy; (iii) any one or more of the Purchaser Indemnitees make a claim under the R&W Policy for such Losses; (iv) a claim under the R&W Policy is denied by the R&W Carrier; or (E) the R&W Policy has expired, lapsed, been terminated, revoked, cancelled or been modified in any manner after issuance not resulting from any action or inaction of any Seller Party or the breach or nonperformance of any of his, her or its obligations hereunder; provided that Selling Parties shall, upon the request of Purchaser and at the sole cost of Purchaser, cooperate with Purchaser and the R&W insurer in any claim that may be filed by a Purchaser Indemnitee. Notwithstanding anything in this Agreement to the contrary, in the event that a Purchaser Indemnitee seeks recourse by raising a claim under the R&W Policy, and the Seller Parties fail to make payment of all or any portion of the Retention Amount payable by the Seller Parties in accordance with Sections 10.5(b)(i)(y), 10.5(c)(i)(y) or 10.5(d)(i)(y), if any, promptly to the Purchaser (but in any event within 60 days of any such amounts becoming payable under the R&W Policy) for further payment, or reimbursement, under the R&W Policy, then the Seller Parties shall be jointly and severally liable for all Losses associated with such claim.

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(f)            The amount of any Losses recoverable by a Purchaser Indemnitee pursuant to this Article 10 shall be calculated net of (i) any third party insurance proceeds actually received by the Purchaser Indemnitees on account of such Losses, net of the aggregate amount of all costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions or similar costs or payments and any retrospective increases in premiums solely to the extent attributable to such Losses (collectively, “Recovery Costs”), and (ii) any recoveries received by the Purchaser Indemnitees from any third party on account of such Losses, net of any fees and costs incurred by the Purchaser Indemnities in obtaining such recoveries. Prior to making a claim for indemnification hereunder, a Purchaser Indemnitee shall use its commercially reasonable efforts to seek recovery under all third party insurance policies (including, without limitation, under the R&W Policy) covering any Losses. In the event that an insurance recovery under a third party insurance policy, including the R&W Policy, is actually received by the Purchaser Indemnitees with respect to any Losses for which the Purchaser Indemnitees have been indemnified hereunder by the Selling Parties (including by a reduction of the Earn-Out Amount), then a refund shall be made to Selling Parties by the Purchaser Indemnitees in an amount equal to the lesser of (A) the aggregate amount of the insurance recovery actually received by the Purchaser Indemnitees, net of any Recovery Costs, and (B) the amount of the indemnification payment previously made by the Selling Parties with respect to such Losses (including by a reduction of the Earn-Out Amount). In the event that a third party indemnity payment is actually received by a Purchaser Indemnitee with respect to any Losses for which any Purchaser Indemnitee has been indemnified hereunder, then a refund shall be made to Selling Parties by the Purchaser Indemnitees in an amount equal to the lesser of (1) the aggregate amount of such third party indemnity payment actually received by the Purchaser Indemnitees, net of any fees and costs incurred by Purchaser Indemnitees to obtain such payment, and (2) the amount of the indemnification payment previously made by the Selling Parties respect to such Losses (including by a reduction of the Earn-Out Amount).

(g)            Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be liable under this Agreement for punitive or exemplary damages, except to the extent actually paid to any unaffiliated third party pursuant to a third party claim.

(h)            No Indemnifying Party shall be entitled to be compensated more than once of the same Loss.

(i)            The Purchaser Indemnitees shall use commercially reasonable efforts to mitigate their Losses provided that any costs of mitigation shall be deemed to be Losses hereunder.

(j)            Unless otherwise set forth in this Article 10, any indemnification payments required to be made under this Article 10 shall be made not later than 60 days after the date of the Final Determination.

Section 10.6            Exclusive Remedy. Except with respect to claims arising from Fraud or conviction of a felony or a misdemeanor involving moral turpitude or dishonesty under applicable law on the part of a party hereto, the indemnification provided for in this Article 10 (and subject to the limitations herein) shall be the sole and exclusive remedy and recourse for any breach of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing contained herein shall be construed or interpreted as limiting or impairing the rights to seek and obtain equitable remedies that the parties hereto may have, including those at equity for injunctive relief, specific performance and rescission. Notwithstanding anything herein to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 10, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of Purchaser to make claims under or recover under the R&W Policy.

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Section 10.7            Negotiation; Mediation.

(a)            With respect to any dispute respecting this Agreement (a “Dispute”), the parties shall first attempt in good faith to resolve any dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within 15 Business Days after one party provides notice to the other party of such dispute, either party may initiate mediation pursuant to subsection (b) below.

(b)            In the event any Dispute is not resolved informally as provided for in subsection (a) above, the parties agree such Dispute shall be submitted to JAMS (“JAMS”), or its successor, for mediation, as hereinafter provided. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Dispute is not resolved through mediation, then the parties may initiate litigation pursuant to subsection (c) below.

(c)            Either party may initiate litigation with respect to the matters submitted to mediation at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation (“Earliest Initiation Date”). At no time prior to the Earliest Initiation Date shall either side initiate litigation related to this Agreement except to pursue an equitable remedy that is authorized by law or by agreement of the parties, however this limitation is inapplicable to a party if the other party refuses to comply with the requirements of subsection (b). The mediation may continue after the commencement of litigation if the parties so desire. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

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Section 10.8            Indemnification Payments.

(a)            If Purchaser wishes to assert in good faith a claim against the Earn-Out Amount or Deemed Earn-Out Amount under the terms and subject to the limitations of this Article 10, Purchaser shall give prompt notice of such claim to the Sellers’ Representative (and such notice in any event shall not be given later than 60 days after the end of the Earn-Out Period), such notice shall specify the nature of such claim, the amount of such claim to the extent known, or, if the amount is not known, the estimated amount of such claim determined in good faith by Purchaser, the basis for the calculation of such actual or estimated amount, and a statement that such claim relates to Losses as to which Purchaser is entitled to indemnification under the terms and limitations of this Article 10. Subject to the following proviso, Purchaser shall not be entitled to reduce or make an offset against the Earn-Out Amount or Deemed Earn-Out Amount with respect to such claim unless and until there has been a Final Determination as to such claim in favor of Purchaser and such reduction or set off shall be solely in the amount of the Final Determination in favor of Purchaser; provided, however, that in the event a Final Determination has not been made at the time the Earn-Out Amount or Deemed Earn-Out Amount would have been otherwise payable, Purchaser shall deposit the amount of the Earn-Out Amount or Deemed Earn-Out Amount in dispute into a segregated account at a mutually acceptable financial institution. Subject to the preceding sentence, in the event that the Earn-Out Amount or Deemed Earn-Out Amount becomes due and payable in accordance with the terms and conditions of this Agreement, Purchaser shall pay to Company the entire Earn-Out Amount or Deemed Earn-Out Amount, as applicable, less the amount to which Purchaser is entitled to a setoff or reduction against the Earn-Out Amount or Deemed Earn-Out Amount pursuant to the Final Determination, and such payment shall be made not later than the later of (x) 60 days after the date of the Final Determination or (y) the date on which the Earn-Out Amount or Deemed Earn-Out Amount is required to paid under Section 2.5, by wire transfer of immediately available funds. For the avoidance of doubt, and subject to the limitations set forth in Section 10.5, Purchaser Indemnitees shall have the right to withhold from, reduce, set-off against and retain from any payment of the Earn-Out Amount or Deemed Earn-Out Amount, as applicable, Purchaser’s good faith estimate of any indemnification to which a Purchaser Indemnitee is entitled under this Agreement.

(b)            For purposes of Section 10.8(a), a “Final Determination” means either (A) that Purchaser and the Sellers’ Representative have entered into an agreement in writing, signed by both of them, as to the amount, if any, of such claim to which Purchaser is entitled, or (B) the Dispute shall have been fully and finally resolved in accordance with Section 10.7 above. Unless otherwise set forth in this Article 10, any indemnification payments required to be made pursuant to this Article 10 shall be made not later than 60 days after the date of the Final Determination.

Section 10.9            R&W Insurance Policy Procedures. To the extent the procedures in this Article 10 are inconsistent with the procedures in the R&W Policy with regard to matters such as notice, control, settlement or defense of any indemnification claim under Section 10.2(a), then, as between Purchaser and the R&W Carrier with respect to such claims under the R&W Policy, the procedures in the R&W Policy will control, but this Section 10.9 does not relieve an Indemnified Party from any of its obligations hereunder to give notice to the Indemnifying Party with respect to any matter.

ARTICLE 11

TERMINATION

[INTENTIONALLY OMITTED]

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ARTICLE 12

GENERAL PROVISIONS

Section 12.1            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by a national courier service, next Business Days delivery with delivery confirmation requested, addressed as follows:

If to Selling Parties:	C/O Sellers’ Representative
Lauren Danielson
[****]

with a copy to:	Carlton Fields
Attn: Richard Denmon
4221 W. Boy Scout Boulevard
Suite 1000
Tampa, FL 33607 Tel: (813) 229-4219
Email: rdenmon@carltonfields.com

If to Purchaser:	Phibro Animal Health Corporation
Attn: Daniel Bendheim, Director and Executive Vice President,
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd., Ste 21
Teaneck, NJ 07666-6712
Tel: (201) 329-7097
Email: daniel.bendheim@pahc.com

with a copy to:	Phibro Animal Health Corporation
Attn: General Counsel
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd., Ste 21
Teaneck, NJ 07666-6712
Tel: (201) 329-7370
Email: general.counsel@pahc.com

(a)            If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by courier service, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(b)            Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

Section 12.2            Brokers. Purchaser, on the one hand, and Selling Parties, on the other hand, jointly and severally represent and warrant to each other that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement, and agree to indemnify and hold harmless the other against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or such entity.

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Section 12.3            Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.4            Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 12.5            Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same, except as provided otherwise herein.

Section 12.6            Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties.

Section 12.7            Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 12.8            Entire Agreement. This Agreement together with the Transaction Documents constitute the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. The terms and conditions of this Agreement expressly supersede the provisions of the Confidentiality Agreement between Company and Purchaser dated February 22, 2019 and the terms and provisions of that document are hereby rendered null and void and of no further force and/or effect; provided, however, that if this Agreement should be terminated in accordance with Article 11 hereof without a Closing, then the provisions of such Confidentiality Agreement shall be reinstated and be of full force and effect as if this provision never existed. Neither this Agreement, any the Transaction Document nor any provision hereof or thereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

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Section 12.9            Governing Law; Dispute Resolution. This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 12.10            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may deliver this Agreement by transmitting a facsimile or other electronic signature of this Agreement signed by such party (via PDF, TIFF, JPEG or the like) to the other party, which facsimile or other electronic signature shall be deemed an original for all purposes.

Section 12.11            General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the use of the singular form includes the plural, and the use of the plural form includes the singular; (b) the use of any gender herein shall be deemed to include the other gender; (c) the captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof; (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the term “include” or “including” shall mean without limitation by reason of enumeration; (f) terms such as “arising from,” “arising out of,” “relating to” or “in connection with” a particular matter shall be interpreted expansively to include anything arising from, arising out of, relating to or in connection with such matter; (g) each reference to an “Article” of this Agreement shall include all Sections of such Article, and similarly, each reference to a Section shall include all subsections of such Section; (h) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; (i) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (k) all references to dollars ($) shall mean United States currency. Unless the context otherwise requires, the words “delivered to,” “made available to” or other words indicating that a Selling Party has provided any document to Purchaser mean that such document was added to the electronic data room maintained by Company in connection with the transaction.

Section 12.12            Exhibits and Schedules. All disclosure schedules attached hereto are incorporated herein by reference, and all blanks in such disclosure schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

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Section 12.13            Confidentiality; Public Announcements.

(a)            Subject to disclosure obligations under applicable securities laws, the parties agree that they shall not use for its own benefit or the benefit of any third party in violation of applicable securities laws the terms and provisions of this Agreement, including the Purchase Price, and other material nonpublic information and material delivered to them or made available for their inspection pursuant to this Agreement; provided, however, the parties may reveal such information of the other party to its accountants, counsel or lenders (i) who need to know such confidential information, (ii) who are informed by such party of the confidential nature of such confidential information, and (iii) who agree with the other parties in writing to be bound by the terms of this Agreement with respect to such confidential information. Moreover, Purchaser may in compliance with Regulation FD and other state and federal securities laws, disclose forward looking projections including the financial information disclosed to it by Company or otherwise arising out of the transactions contemplated by this Agreement to analysts, shareholders, potential investors and others in the investment community.

(b)            In the event the Closing does not occur, Selling Parties and Purchaser will as soon as practicable return all material of or concerning the other party obtained from such other party then in their possession and hereby covenant to keep confidential any confidential information concerning the other party and ascertained from their review for a period of five (5) years commencing upon the termination of this Agreement. Upon Closing, any information transferred to Purchaser as an Acquired Asset, shall be deemed to be the confidential and proprietary information of Purchaser hereunder. Notwithstanding the foregoing, the prohibitions and restrictions set forth in this Section 12.13 shall not apply to any information that, other than as a result of actions or omissions by Selling Parties or their Affiliates occurring on or after the Effective Date, (i) at the time of disclosure or thereafter is generally known to and available for use by the public (other than as a result of a disclosure directly or indirectly by either party), (ii) at the time of disclosure was available on a non-confidential basis from a source other than the parties, provided that such source is not and was not bound by a confidentiality agreement with either party, (iii) was known by the receiving party prior to receiving the information from the providing party or has been independently acquired or developed by either party without violating any of its respective obligations under this Agreement, or (iv) is required to be disclosed by any Law.

(c)            Purchaser may, after giving three (3) days prior written notice to Company (unless earlier disclosure is required by SEC rules or regulations, in which case Purchaser shall notify Company as soon as possible), make press releases and public announcements regarding the execution of this Agreement and the Closing of the transactions contemplated hereby. Except for the press releases and public announcements described in the preceding sentence and except as otherwise provided in this Agreement or in any other agreement entered into by the parties pursuant to this Agreement, no party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other parties shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the disclosure obligations under applicable securities laws.

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Section 12.14            Assignment. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned, provided that Purchaser may assign its rights under this Agreement to its parent company, any other Affiliate of Purchaser or any purchaser of all or substantially all of the assets or capital stock of Purchaser or any of its Affiliates.

Section 12.15            Time Is of the Essence. Time shall be of the essence with respect to the performance of each party’s obligations under this Agreement.

Section 12.16            Access to Records After Closing. For a period of three (3) years after the Closing Date, Company shall provide reasonable access to Purchaser and its representatives to all of the books and records of such parties with regard to the Business and the Acquired Assets which such parties may retain after the Closing Date. If Company shall desire to dispose of any such books or records (other than Excluded Assets) prior to the expiration of such three (3) year period, Company shall, prior to such disposition, give Purchaser a reasonable opportunity to segregate and remove such books and records as Purchaser may select.

Section 12.17            Non-Circumvention. Selling Parties covenant that none of them shall enter into any agreement, execute and document or instrument or take any action contrary to or inconsistent with any of the provisions of this Agreement. Further, to the extent requested by Purchaser, Selling Parties shall execute and deliver any document or instrument reasonably required by Purchaser to more fully implement the purposes and intents of this Agreement.

Section 12.18            Sellers’ Representative. Selling Parties appoint Lauren Danielson to act as their exclusive agent and attorney in fact under this Agreement (the “Sellers’ Representative”) with full power and authority on behalf of Selling Parties to take any and all actions and make any and all determinations in respect of this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Sellers’ Representative is  authorized to (a) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement, and (b) take all actions on behalf of Selling Parties in connection with any claims or disputes with respect to this Agreement or the transactions contemplated hereby, to initiate, prosecute, defend or settle such claims and disputes.  Accordingly, Purchaser is, and shall be, entitled to conclusively rely on any action or decision of the Sellers’ Representative in his or her capacity as exclusive agent of Selling Parties pursuant to the terms of this Agreement as if such action or decision were taken or made by each such Selling Party.  The grant of authority to the Sellers’ Representative provided for herein is coupled with an interest and shall be irrevocable and survive the bankruptcy or liquidation of Company.

[Signature pages follow]

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IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Daniel M. Bendheim
Name: Daniel M. Bendheim
Title: Director and Executive Vice President, Corporate Strategy

SELLING PARTIES:

/s/ Lauren Danielson
Lauren Danielson, an individual

/s/ Vincent Scuilla
Vincent Scuilla, an individual

OSPREY BIOTECHNICS, INC.

By:	/s/ Lauren Danielson
Name: Lauren Danielson
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]